                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY






                                  VIVENDI S.A.

                                       AND

                                 CANAL PLUS S.A.

                                       AND

                                   SOFIEE S.A.

                                       AND

                               3744531 CANADA INC.

                                       AND

                            THE SEAGRAM COMPANY LTD.









                                MERGER AGREEMENT
                                   DATED AS OF
                                  JUNE 19, 2000

                                TABLE OF CONTENTS


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                                                                                               PAGE
ARTICLE 1
         INTERPRETATION..................................................................      A-2
         Section 1.1       Definitions...................................................      A-2
         Section 1.2       Interpretation Not Affected by Headings, etc..................      A-13
         Section 1.3       Currency......................................................      A-14
         Section 1.4       Number, etc...................................................      A-14
         Section 1.5       Date For Any Action...........................................      A-14
         Section 1.6       Entire Agreement..............................................      A-14
         Section 1.7       Schedules.....................................................      A-14
         Section 1.8       Accounting Matters............................................      A-15
         Section 1.9       Knowledge.....................................................      A-15

ARTICLE 2
         THE ARRANGEMENT.................................................................      A-15
         Section 2.1       Implementation Steps by Seagram...............................      A-15
         Section 2.2       Implementation Steps by the Vivendi Parties, Canal............      A-16
         Section 2.3       Interim Order.................................................      A-18
         Section 2.4       Articles of Arrangement.......................................      A-18
         Section 2.5       Seagram Circular..............................................      A-18
         Section 2.6       Vivendi Circular..............................................      A-18
         Section 2.7       Canal Circular................................................      A-19
         Section 2.8       Securities Compliance.........................................      A-19
         Section 2.9       Preparation of Filings, etc...................................      A-20

ARTICLE 3
         REPRESENTATIONS AND WARRANTIES..................................................      A-22
         Section 3.1       Representations and Warranties of Seagram.....................      A-22
         Section 3.2       Representations and Warranties of the Vivendi Parties, Canal..      A-31
         Section 3.3       Survival......................................................      A-43

ARTICLE 4
         COVENANTS.......................................................................      A-43
         Section 4.1       Retention of Goodwill.........................................      A-43
         Section 4.2       Consultation..................................................      A-43
         Section 4.3       Covenants of Seagram..........................................      A-44
         Section 4.4       Covenants of the Vivendi Parties, Sofiee and Canal............      A-50
         Section 4.5       Covenants Regarding Non-Solicitation of Seagram...............      A-60
         Section 4.6       Covenants Regarding Non-Solicitation of Vivendi...............      A-62
         Section 4.7       Covenants Regarding Non-Solicitation of Canal.................      A-64
         Section 4.8       Access to Information.........................................      A-66

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                 PAGE
         Section 4.9       Indemnification....................................................   A-66
         Section 4.10      Safe Income........................................................   A-67

ARTICLE 5
         CONDITIONS...........................................................................   A-69
         Section 5.1       Mutual Conditions Precedent........................................   A-69
         Section 5.2       Additional Conditions Precedent to the Obligations of the Vivendi
                           Parties, Sofiee and Canal..........................................   A-70
         Section 5.3       Additional Conditions Precedent to the Obligations of Seagram......   A-71
         Section 5.4       Notice and Cure Provisions.........................................   A-73
         Section 5.5       Satisfaction of Conditions.........................................   A-74

ARTICLE 6
         AMENDMENT AND TERMINATION............................................................   A-74
         Section 6.1       Amendment..........................................................   A-74
         Section 6.2       Termination........................................................   A-75
         Section 6.3       Termination and Other Fees.........................................   A-77
         Section 6.4       Remedies...........................................................   A-79

ARTICLE 7
         GENERAL..............................................................................   A-80
         Section 7.1       Notices............................................................   A-80
         Section 7.2       Assignment.........................................................   A-82
         Section 7.3       Binding Effect.....................................................   A-82
         Section 7.4       Waiver and Modification............................................   A-82
         Section 7.5       Further Assurances.................................................   A-82
         Section 7.6       Expenses...........................................................   A-83
         Section 7.7       Press Releases.....................................................   A-83
         Section 7.8       Governing Laws.....................................................   A-83
         Section 7.9       Time of Essence....................................................   A-83
         Section 7.10      Counterparts.......................................................   A-84

                                MERGER AGREEMENT

         MEMORANDUM OF AGREEMENT made as of the 19th day of June, 2000.

AMONG:

                           VIVENDI S.A.

                           a corporation existing under the laws of France (hereinafter referred to as "VIVENDI" as such term is modified in Section 1.1),

                                     - and -

                           CANAL PLUS S.A.

                           a corporation existing under the laws of France (hereinafter referred to as "CANAL")

                                     - and -

                           SOFIEE S.A.

                           a corporation existing under the laws of France (hereinafter referred to as "SOFIEE")

                                     - and -

                           3744531 CANADA INC.,

                           a corporation existing under the laws of Canada (hereinafter referred to as "VIVENDI EXCHANGECO")

                                     - and -

                           THE SEAGRAM COMPANY LTD.

                           a corporation existing under the laws of Canada (hereinafter referred to as "SEAGRAM")

         THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:



                                    ARTICLE 1
                                 INTERPRETATION

SECTION 1.1       DEFINITIONS.

         In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

         "1933 ACT" means the United States Securities Act of 1933, as amended;

         "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person;

         "AFFILIATES LETTER" means with respect to Rule 145 under the 1933 Act a letter in form and substance reasonably satisfactory to Vivendi and Seagram;

         "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
         Section 6.1 hereof, Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

         "ARRANGEMENT RESOLUTION" means the special resolution of the Seagram shareholders, to be substantially in the form and content of Schedule B annexed hereto;

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Seagram in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

         "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof;

         "BUSINESS DAY" means any day on which commercial banks are generally open for business in Toronto, Ontario, New York, New York and France other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, in New York, New York or in France under applicable Laws;

         "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

         "CANADIAN TAX ACT" means the Income Tax Act (Canada), as amended;

         "CANAL ACQUISITION PROPOSAL" means any bona fide proposal or offer with respect to (i) any merger, reorganization, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Canal or any Canal Material Subsidiary that if consummated would result in any Person (or the shareholders of such Person) owning securities representing 50% or more of the voting power of Canal (or the surviving or ultimate parent entity in such transaction) or (ii) any direct or indirect acquisition, purchase or sale of assets involving Canal or any Canal Material Subsidiary representing 50% or more of the consolidated assets (including shares of its subsidiaries) of Canal and its consolidated subsidiaries, taken as a whole, or (iii) any direct or indirect acquisition, purchase or sale of, or tender or exchange offer (or shareholders recapitalization), or similar transaction involving Canal, that if consummated would result in any Person (or the shareholders of such Person) owning securities representing 50% or more of the voting power of Canal (or the surviving or ultimate parent entity in such transaction), in each case excluding the transactions contemplated by this Agreement and any other proposal or offer made by Vivendi, Seagram or their respective affiliates;

         "CANAL CIRCULAR" means as the context requires, (i) the circular to be sent to, or put at the disposal of, the Canal Shareholders, including the notice of the Canal Meeting and all appendices thereto, containing information relating to the Vivendi/Canal Transactions and/or (ii) the prospectus included in the Form F-4 pursuant to which the Vivendi Shares to be acquired by the Canal Shareholders pursuant to the Vivendi/Canal Transactions will be registered under the 1933 Act;

         "CANAL DISCLOSURE LETTER" means that certain letter dated as of even date herewith and delivered by Canal to Seagram and in a form reasonably acceptable to Seagram;

         "CANAL DOCUMENTS" has the meaning ascribed thereto in Section
         3.2(2)(i);

         "CANAL IP" has the meaning ascribed thereto in Section 3.2(2)(l);

         "CANAL MATERIAL SUBSIDIARY" means any subsidiary of Canal that is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC;

         "CANAL MEETING" means the extraordinary meeting of Canal Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws to consider the Canal Resolution;

         "CANAL RESOLUTION" means the resolution of the Canal Shareholders to approve the Vivendi/Canal Transactions to the extent applicable to Canal;

         "CANAL SHARES" means the shares in the capital of Canal;

         "CANAL SHAREHOLDERS" means the holders of Canal Shares;

         "CANAL SUPERIOR PROPOSAL" means any bona fide written unsolicited proposal made by a third party (other than Vivendi or its affiliates) which if consummated would result in such third party (or the shareholders of such third party) acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Canal (or the surviving or ultimate parent entity in such transaction) or all or substantially all the assets of Canal and its subsidiaries, taken as a whole, (i) on terms which the Canal Board of Directors in good faith reasonably concludes (following receipt of advice of its financial advisors and outside counsel) would, if consummated, be superior from a financial point of view to the Canal Shareholders to the transactions contemplated by this Agreement (including the terms of any proposal by Seagram to amend or modify the terms of the transactions contemplated by this Agreement), taking into account all of the terms and conditions of such proposal and such transactions and (ii) which is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal;

         "CMF" means the Conseil des Marches Financiers;

         "COB" means the Commission des Operations de Bourse;

         "CODE" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

         "CONFIDENTIALITY AGREEMENT" means the confidentiality letter agreement dated June 4, 2000 between Vivendi and Seagram;

         "COURT" means the Superior Court of Justice (Ontario);

         "CUSTODIAN" means the custodian to be chosen by Vivendi and Vivendi Exchangeco, acting reasonably, to act as custodian under the Custody Agreement and any successor appointed under the Custody Agreement;

         "CUSTODY AGREEMENT" means the custody agreement to be made between Vivendi, Vivendi Exchangeco and the Custodian, substantially in the form and content of Schedule C annexed hereto, with such changes thereto as the parties may agree;

         "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

         "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

         "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

         "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

         "ENVIRONMENTAL LAWS" means all applicable Laws, including applicable common law, relating to the protection of the environment and public health and safety as affected by the environment or Hazardous Substances;

         "ENVIRONMENTAL PERMITS" has the meaning ascribed thereto in Section 3.1(h)(ii)(c);

         "ERISA" has the meaning ascribed thereto in Section 3.1(j)(ii);

         "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

         "EXCHANGE RATIO" has the meaning ascribed thereto in the Plan of Arrangement;

         "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of Vivendi Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

         "EXCHANGE TRUST AGREEMENT" means an agreement to be made among Vivendi, Vivendi Exchangeco, Vivendi Holdings, Seagram and the Trustee, in connection with the Plan of Arrangement substantially in the form and content of Schedule D annexed hereto, with such changes thereto as the parties hereto, acting reasonably may agree;

         "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

         "FORM F-4" has the meaning ascribed thereto in Section 2.8(5);

         "FORM S-8" has the meaning ascribed thereto in Section 4.4(p)(iv);

         "FRENCH GAAP" has the meaning ascribed thereto in Section 3.2(1)(f);

         "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified in, regulated by or that could reasonably be expected to result in Liability under any Environmental Law;

         "HOLDERS" means, when used with reference to the Seagram Common Shares, the holders thereof shown from time to time in the register maintained by or on behalf of Seagram in respect of such securities, when used with reference to Seagram Options or Seagram SARs, means the holders of Seagram Options or Seagram SARs (as applicable) shown from time to time on the books of Seagram, and when used with reference to the Exchangeable Shares, means the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of Vivendi Exchangeco in respect of the Exchangeable Shares;

         "INCLUDING" means including without limitation;

         "INFORMATION" has the meaning ascribed thereto in Section 4.8(2);

         "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.3;

         "LAWS" means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, arbitral tribunal, Governmental Entity, statutory body (including the OSC, the TSE, the PSE, the NYSE, NASDAQ, the SEC, the CMF and the COB) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

         "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT", when used in connection with any party, means any change, effect, event or occurrence (a) with respect to the financial condition, businesses or results of operations of such party or those of its subsidiaries that is, or is reasonably likely to be, materially adverse to such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to the economy or securities markets in general, (ii) affecting the industries in which such party operates in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such party and its subsidiaries, taken as a whole, or (iii) relating to the announcement and performance of this Agreement and the transactions contemplated by this Agreement and compliance with the covenants set forth in this Agreement, or (b) that is materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement;

         "MEASURING PERIOD" has the meaning ascribed thereto in the Plan of Arrangement;

         "MATERIAL FACT" shall have the meaning ascribed thereto under the Securities Act;

         "NASDAQ" means The NASDAQ Stock Market;

         "NYSE" means the New York Stock Exchange;

         "OPTION AGREEMENT" means the option agreement dated the date hereof between Vivendi and Seagram;

         "OSC" means the Ontario Securities Commission;

         "OUTSIDE DATE" means, subject to Section 6.2(4), March 19, 2001 or such later date as may be mutually agreed by the parties;

         "PSE" means the Paris Bourse;

         "PERSON" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status, and any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of more than one Person;

         "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule F annexed hereto and any amendments or variations thereto made in accordance with Section 6.1 hereof, Section
         6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

         "PRE-EFFECTIVE DATE PERIOD" shall mean the period from and including the date hereof to and including the Effective Time;

         "PUBLICLY DISCLOSED BY SEAGRAM" means disclosed by Seagram in a public filing made by it with the OSC, the TSE, the NYSE or the SEC from July 1, 1998 to the date hereof;

         "PUBLICLY DISCLOSED BY VIVENDI" means disclosed by Vivendi or Canal (a) in a public filing made by Vivendi or Canal with the PSE, the COB, the CMF, the NYSE, NASDAQ or the SEC or (b) in a registration statement confidentially submitted to the SEC and made available to Seagram by Vivendi prior to the date hereof, in each case from January 1, 1998 to the date hereof;

         "REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, waivers, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Schedule G hereto;

         "REPRESENTATIVES" has the meaning ascribed thereto in Section 4.8(1);

         "SEAGRAM ACES" means 18,500,000 7.5% Adjustable Conversion Rate Equity Security Units issued by Seagram and a subsidiary of Seagram;

         "SEAGRAM ACQUISITION PROPOSAL" means any bona fide proposal or offer with respect to (i) any merger, reorganization, consolidation, amalgamation, arrangement, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Seagram or any Seagram Material Subsidiary or (ii) any direct or indirect acquisition, purchase or sale of assets involving Seagram or any Seagram Material Subsidiary representing 20% or more of the consolidated assets (including shares of subsidiaries) of Seagram and its consolidated subsidiaries, taken as a whole, or (iii) any direct or indirect acquisition, purchase of or sale of, or tender or exchange offer (or shareholders recapitalization) or similar transaction involving Seagram, that if consummated would result in any Person (or shareholders of such Person) owning securities representing 20% or more of the voting power of Seagram (or the surviving or ultimate parent entity in such transaction), in each case excluding the transactions contemplated by this Agreement and any other proposal or offer made by Vivendi, Canal or their respective affiliates;

         "SEAGRAM CIRCULAR" means, as the context requires, (i) the notice of the Seagram Meeting and accompanying management information circular, including all appendices thereto, to be sent to Seagram Shareholders in connection with the Seagram Meeting and/or (ii) the prospectus included in the Form F-4 pursuant to which the Vivendi Securities will be registered under the 1933 Act;

         "SEAGRAM COMMON SHARES" means the common shares in the capital of Seagram;

         "SEAGRAM DESIGNEES" means five designees of the Seagram Board of Directors selected by Seagram to serve, as of the Effective Date, for an initial four-year term, as members of the Board of Directors of Vivendi;

         "SEAGRAM DISCLOSURE LETTER" means that certain letter dated as of even date herewith and delivered by Seagram to the Vivendi Parties and Canal and in a form reasonably acceptable to the Vivendi Parties and Canal;

         "SEAGRAM DOCUMENTS" has the meaning ascribed thereto in Section 3.1(k);

         "SEAGRAM EMPLOYEES" has the meaning ascribed thereto in Section 3.1(j);

         "SEAGRAM FEE" has the meaning ascribed thereto in Section 6.3(1);

         "SEAGRAM IP" has the meaning ascribed thereto in Section 3.1(l);

         "SEAGRAM LYONS" means the zero coupon liquid yield option notes issued by Seagram and a subsidiary of Seagram;

         "SEAGRAM MATERIAL SUBSIDIARY" means any subsidiary of Seagram that is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC;

         "SEAGRAM MEETING" means the special meeting of Seagram Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

         "SEAGRAM OPTIONS" means the stock options to purchase Seagram Common Shares granted under the Seagram Stock Plans;

         "SEAGRAM PLANS" has the meaning ascribed thereto in Section 3.1(j)(i);

         "SEAGRAM SARS" has the meaning ascribed thereto in Section 3.1(b);

         "SEAGRAM SHAREHOLDERS" means the holders of Seagram Common Shares;

         "SEAGRAM STOCK PLANS" means the Seagram 1983 Stock Appreciation Right and Stock Unit Plan, the Seagram Stock Plan for Non-Employee Directors, the Seagram 1988 Stock Option Plan, the Seagram 1992 Stock Incentive Plan, and the Seagram 1996 Stock Incentive Plan;

         "SEAGRAM SUPERIOR PROPOSAL" means any bona fide written unsolicited proposal made by a third party (other than Vivendi or its affiliates) which if consummated would result in such third party (or the shareholders of such third party) acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Seagram (or the surviving or ultimate parent entity in such transaction) or all or substantially all the assets of Seagram and its subsidiaries, taken as a whole, (i) on terms which the Seagram Board of Directors in good faith reasonably concludes (following receipt of advice of its financial advisors and outside counsel) would, if consummated, be superior from a financial point of view to the Seagram Shareholders to the transactions contemplated by this Agreement (including the terms of any proposal by Vivendi to amend or modify the terms of the transactions contemplated by this Agreement), taking into account all of the terms and conditions of such proposal and such transactions and (ii) which is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal;

         "SEC" means the United States Securities and Exchange Commission;

         "SECURITIES ACT" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

         "SOFIEE MEETING" means the extraordinary meeting of Sofiee shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws to consider the Sofiee Resolution;

         "SOFIEE MERGER" means the merger of Vivendi with and into Sofiee as part of the Vivendi/Canal Transactions;

         "SOFIEE RESOLUTION" means the resolution of the holders of shares in the capital of Sofiee to approve the Vivendi/Canal Transactions to the extent applicable to Sofiee, including (i) the Sofiee Merger, (ii) the election of the Seagram Designees, (iii) the adoption of the Vivendi By-Laws and (iv) certain matters relating to the Arrangement;

         "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate, and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

         "SUPPORT AGREEMENT" means an agreement to be made among Vivendi, Vivendi Holdings and Vivendi Exchangeco, substantially in the form and content of Schedule H annexed hereto, with such changes thereto as the parties hereto may agree;

         "TAX" and "TAXES" have the respective meanings ascribed thereto in
         Section 3.1(i)(iii);

         "TAX RETURNS" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

         "TREASURY REGULATIONS" means the regulations promulgated under the Code;

         "TRUSTEE" means the trustee to be chosen by Vivendi and Seagram, acting reasonably, to act as trustee under the Exchange Trust Agreement, and any successor trustee appointed under the Exchange Trust Agreement;

         "TSE" means The Toronto Stock Exchange;

         "U.S. GAAP" has the meaning ascribed thereto in Section 3.1(f);

         "VIVENDI" means prior to the completion of the Vivendi/Canal Transactions, Vivendi and from and after the completion of the Vivendi/Canal Transactions the surviving corporation resulting from the Sofiee Merger;

         "VIVENDI ADRS" means the American depositary receipts of Vivendi, each evidencing one Vivendi ADS;

         "VIVENDI ADSS" means the American depositary shares of Vivendi, each representing one Vivendi Share;

         "VIVENDI ACQUISITION PROPOSAL" means any bona fide proposal or offer with respect to (i) any merger, reorganization, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Vivendi or any Vivendi Material Subsidiary that if consummated would result in any Person (or the shareholders of such Person) owning securities representing 50% or more of the voting power of Vivendi (or the surviving or ultimate parent entity in such transaction) or (ii) any direct or indirect acquisition, purchase or sale of assets involving Vivendi or any Vivendi Material Subsidiary representing 50% or more of the consolidated assets (including shares of its subsidiaries) of Vivendi and its consolidated subsidiaries, taken as a whole, or (iii) any direct or indirect acquisition, purchase or sale of, or tender or exchange offer (or shareholders recapitalization), or similar transaction involving Vivendi, that if consummated would result in any Person owning securities representing 50% or more of the voting power of Vivendi (or the surviving or ultimate parent entity in such transaction), in each case excluding the transactions contemplated by this Agreement and any other proposal or offer made by Canal, Seagram or their respective affiliates;

         "VIVENDI BY-LAWS" means the by-laws of the surviving entity of the Sofiee Merger, which by-laws shall be identical to the by-laws and statutes of Vivendi as of the date of this Agreement, except that they shall reflect those changes specified in the Vivendi Disclosure Letter;

         "VIVENDI/CANAL AGREEMENTS" means the agreements specified in Schedule I hereto and all other agreements necessary to effect the Sofiee Merger and the other Vivendi/Canal Transactions;

         "VIVENDI/CANAL TRANSACTIONS" means the Sofiee Merger and the other transactions set forth on Schedule I hereto;

         "VIVENDI CIRCULAR" means, as the context requires, (i) the circular to be sent to, or put at the disposal of, the Vivendi Shareholders, including the notice of the Vivendi Meeting and all appendices thereto, containing information relating to the transactions contemplated herein and/or (ii) the prospectus included in the Form F-4 pursuant to which the Vivendi Shares to be issued to the Vivendi Shareholders pursuant to the Sofiee Merger will be registered under the 1933 Act;

         "VIVENDI DISCLOSURE LETTER" means that certain letter dated as of even date herewith and delivered by Vivendi to Seagram and in a form reasonably acceptable to Seagram;

         "VIVENDI DOCUMENTS" has the meaning ascribed thereto in Section 3.2(l)(i);

         "VIVENDI FEE" has the meaning ascribed thereto in Section 6.3(2);

         "VIVENDI HOLDINGS" means 3045479 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and wholly owned, directly or indirectly, by Vivendi through any number of entities, each of which is a disregarded entity for U.S. Federal income tax purposes;

         "VIVENDI IP" has the meaning ascribed thereto in Section 3.2(1)(l);

         "VIVENDI MATERIAL SUBSIDIARY" means (i) Sofiee and (ii) any other subsidiary of Vivendi that is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC;

         "VIVENDI MEETING" means the extraordinary meeting of Vivendi Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws to consider the Vivendi Resolution;

         "VIVENDI PARTIES" means Vivendi and Vivendi Exchangeco;

         "VIVENDI RESOLUTION" means the resolution of the Vivendi Shareholders to approve the Vivendi/Canal Transactions to the extent applicable to Vivendi, including the Sofiee Merger, and certain matters relating to the Arrangement;

         "VIVENDI SECURITIES" means the Vivendi ADSs, the Vivendi ADRs, the Vivendi Shares underlying the Vivendi ADSs, the Exchangeable Shares and the Vivendi Voting Rights related thereto to be issued in connection with the Arrangement and the Vivendi ADSs into which the Exchangeable Shares are exchangeable;

         "VIVENDI SHARES" means the shares in the capital of Vivendi;

         "VIVENDI SHAREHOLDERS" means the holders of Vivendi Shares;

         "VIVENDI SUPERIOR PROPOSAL" means any bona fide written unsolicited proposal made by a third party (other than Canal or its affiliates) which if consummated would result in such third party (or the shareholders of such third party) acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Vivendi (or the surviving or ultimate parent entity in such transaction) or all or substantially all the assets of Vivendi and its subsidiaries, taken as a whole, (i) on terms which the Vivendi Board of Directors in good faith reasonably concludes (following receipt of advice of its financial advisors and outside counsel) would, if consummated, be superior from a financial point of view to the Vivendi Shareholders to the transactions contemplated by this Agreement (including the terms of any proposal by Seagram to amend or modify the terms of the transactions contemplated by this Agreement), taking into account all of the terms and conditions of such proposal and such transactions and (ii) which is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; and

         "VIVENDI VOTING RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

SECTION 1.2       INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

         The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement.
The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

Unless the context otherwise requires, all references to the "transactions contemplated by this Agreement" include the Arrangement and the Vivendi/Canal Transactions.

SECTION 1.3       CURRENCY.

         Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States.

SECTION 1.4       NUMBER, ETC.

         Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

SECTION 1.5       DATE FOR ANY ACTION.

         In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.6       ENTIRE AGREEMENT.

         This Agreement, the agreements and other documents and agreements herein referred to and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement and the Vivendi/Canal Transactions.

SECTION 1.7       SCHEDULES.

         The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

         Schedule A - [intentionally omitted]
         Schedule B - Arrangement Resolution
         Schedule C - Custody Agreement
         Schedule D - Exchange Trust Agreement
         Schedule E - [intentionally omitted]
         Schedule F - Plan of Arrangement
         Schedule G - Regulatory Approvals
         Schedule H - Support Agreement
         Schedule I - Vivendi/Canal Transactions

SECTION 1.8       ACCOUNTING MATTERS.

         Unless otherwise stated, all accounting terms used in this Agreement in respect of any party shall have the meanings attributable thereto under generally accepted accounting principles applicable to such party's published financial statements and all determinations of an accounting nature in respect of any party required to be made shall be made in a manner consistent with generally accepted accounting principles applicable to such party's published financial statements and past practice.

SECTION 1.9       KNOWLEDGE.

         Each reference in this Agreement to "known" or "knowledge" means, with respect to any party, the actual knowledge of such party's executive officers after reasonable inquiry.


                                    ARTICLE 2
                                 THE ARRANGEMENT

SECTION 2.1       IMPLEMENTATION STEPS BY SEAGRAM.

         Seagram covenants in favour of the Vivendi Parties, Sofiee and Canal that Seagram shall:

         (a) as soon as reasonably practicable, apply in a manner acceptable to the Vivendi Parties, acting reasonably, under
                  Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

         (b) as soon as reasonably practicable, convene and hold the Seagram Meeting for the purpose of considering the Arrangement Resolution; provided, however, that Seagram shall be permitted to hold the Seagram Meeting on such later date as the later of the Vivendi Meeting and the Canal Meeting is held;

         (c) except as required for quorum purposes, not adjourn (except as required by Law or by valid shareholder action), postpone or cancel (or propose for adjournment, postponement or cancellation) the Seagram Meeting without the Vivendi Parties' prior written consent;

         (d) subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

         (e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

SECTION 2.2       IMPLEMENTATION STEPS BY THE VIVENDI PARTIES, CANAL AND SOFIEE.

(1) The Vivendi Parties covenant in favour of Seagram that the Vivendi Parties shall:

         (a) as soon as reasonably practicable, convene and hold the Vivendi Meeting for the purpose of considering the Vivendi Resolution;

         (b) except as required for quorum purposes, not adjourn (except as required by Law), postpone or cancel (or propose for adjournment, postponement or cancellation) the Vivendi Meeting without Seagram's prior written consent; provided, however, that Vivendi shall be permitted to hold the Vivendi Meeting on such later date as the date of the Seagram Meeting;

         (c) use best efforts to prepare, complete and execute the Vivendi/Canal Agreements in a manner consistent with Section 4.4(z), as promptly as practicable, and use reasonable best efforts to satisfy each of the conditions to closing set forth in the Vivendi/Canal Agreements as promptly as practicable and diligently pursue and implement the transactions contemplated thereby;

         (d) incorporate and organize Vivendi Holdings no later than June 30, 2000;

         (e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favour, Vivendi shall (and shall cause Vivendi Holdings and Vivendi Exchangeco to) execute and deliver the Support Agreement;

         (f) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favour, Vivendi shall (and shall cause Vivendi Holdings to) execute and deliver the Exchange Trust Agreement;

         (g) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favor, Vivendi shall (and shall cause Vivendi Exchangeco to) execute and deliver the Custody Agreement and issue the Vivendi Voting Rights in accordance with the Custody Agreement; and

         (h) use reasonable best efforts to implement each of the matters contemplated by the Vivendi Resolution.

(2)      Canal covenants in favour of Seagram that Canal shall:

         (a) as soon as reasonably practicable, convene and hold the Canal Meeting for the purpose of considering the Canal Resolution;

         (b) not adjourn (except as required by Law), postpone or cancel (or propose for adjournment, postponement or cancellation) the Canal Meeting without Seagram's prior written consent; provided, however, that Canal shall be permitted to hold the Canal Meeting on such later date as the date of the Seagram Meeting;

         (c) use best efforts to prepare, complete and execute promptly the Vivendi/Canal Agreements in a manner consistent with Section 4.4(z), and use reasonable best efforts to satisfy each of the conditions to closing set forth in the Vivendi/Canal Agreements as promptly as practicable and diligently pursue and implement the transactions contemplated thereby; and

         (d) use reasonable best efforts to implement each of the matters contemplated by the Canal Resolution.

(3)      Sofiee covenants in favour of Seagram that Sofiee shall:

         (a) as soon as reasonably practicable, convene and hold the Sofiee Meeting for the purpose of considering the Sofiee Resolution;

         (b) not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Sofiee Meeting without Seagram's prior written consent;

         (c) use reasonable best efforts to satisfy each of the conditions to closing set forth in the Vivendi/Canal Agreements as promptly as practicable and diligently pursue and implement the transactions contemplated thereby; and

         (d) use reasonable best efforts to implement each of the matters contemplated by the Sofiee Resolution.

SECTION 2.3       INTERIM ORDER.

         The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

         (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Seagram Meeting and for the manner in which such notice is to be provided;

         (b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Seagram Shareholders present in person or by proxy at the Seagram Meeting (such that each holder of Seagram Common Shares is entitled to one vote for each Seagram Common Share held);

         (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Seagram, including quorum requirements and all other matters, shall apply in respect of the Seagram Meeting; and

         (d)      for the grant of the Dissent Rights.

SECTION 2.4       ARTICLES OF ARRANGEMENT.

         The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement.

SECTION 2.5       SEAGRAM CIRCULAR.

         As promptly as reasonably practicable after the execution and delivery of this Agreement, Seagram shall complete the Seagram Circular together with any other documents required by the Securities Act, the 1933 Act or other applicable Laws in connection with the Arrangement, and as promptly as practicable after the execution and delivery of this Agreement, Seagram shall, unless otherwise agreed by the parties and subject to the contemporaneous mailing of the Vivendi Circular and the Canal Circular, cause the Seagram Circular and other documentation required in connection with the Seagram Meeting to be sent to each Seagram Shareholder and filed as required by the Interim Order and applicable Laws.

SECTION 2.6       VIVENDI CIRCULAR.

         As promptly as reasonably practicable after the execution and delivery of this Agreement, Vivendi shall complete the Vivendi Circular together with any other documents required by the COB, the PSE, the 1933 Act or other applicable Laws in connection with the Vivendi Meeting and shall, or as otherwise agreed by the parties and subject to the contemporaneous mailing of the Seagram Circular, cause the Vivendi Circular and other documentation required in connection with the Vivendi Meeting to be sent to each Vivendi Shareholder as required by applicable Laws.

SECTION 2.7       CANAL CIRCULAR.

         As promptly as reasonably practicable after the execution and delivery of this Agreement, Canal shall complete the Canal Circular together with any other documents required by the COB, the PSE, the 1933 Act or other applicable Laws in connection with the Canal Meeting and shall, or as otherwise agreed by the parties and subject to the contemporaneous mailing of the Seagram

Circular, cause the Canal Circular and other documentation required in connection with the Canal Meeting to be sent to each Canal Shareholder as required by applicable Laws.

SECTION 2.8       SECURITIES COMPLIANCE.

(1) Vivendi shall use its reasonable best efforts to obtain all orders required from the applicable Canadian securities regulatory authorities to permit the issuance and first resale of (a) the Exchangeable Shares, the Vivendi Voting Rights and the Vivendi ADSs issued pursuant to the Arrangement, and (b) the Vivendi ADSs provided from time to time upon exchange of the Exchangeable Shares, in each case without further qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Vivendi or Vivendi Exchangeco for purposes of Canadian federal, provincial or territorial securities Laws) (for greater certainty, in each case without affecting the need to comply with applicable United States, French or other Laws).

(2) Each of Vivendi and Vivendi Exchangeco shall use its reasonable best efforts to obtain the approval of the TSE for the listing of the Exchangeable Shares, such listing to be effective prior to or as of the Effective Time.

(3) Vivendi and Canal shall use their respective best efforts to obtain the approval of the COB and the PSE for the listing of the Vivendi Shares to be issued in connection with the transactions contemplated by this Agreement, such listing to be effective prior to or as of the Effective Time.

(4) Vivendi and Canal shall use their respective best efforts to obtain the approval of the NYSE or NASDAQ, as applicable, for the listing of the Vivendi ADRs and the Vivendi ADSs, such listing to be effective as of the time of issuance of the Vivendi ADSs, whether pursuant to the Arrangement or to be provided from time to time upon exchange of the Exchangeable Shares or the exercise of the Seagram Converted Options.

(5) As promptly as reasonably practicable after the execution and delivery of this Agreement, the Vivendi Parties shall file a registration statement on Form F-4 (or other applicable form) (the "FORM F-4") , in which (x) each of the Canal Circular and the Vivendi Circular shall be included as a prospectus in order to register under the 1933 Act the Vivendi Shares to be issued in connection with the Vivendi/Canal Transactions and (y) the Seagram Circular shall be included as a prospectus in order for Vivendi to register under the 1933 Act the Vivendi Securities, and shall use its reasonable best efforts to cause the Form F-4 to become effective as soon as practicable after it is filed.

(6) Seagram and Vivendi shall take all such steps as may be required to cause the transactions contemplated by Article 2 and any other dispositions of Seagram equity securities and/or acquisitions of Vivendi equity securities (including, in each case derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of Seagram, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 2.9       PREPARATION OF FILINGS, ETC.

(1) Vivendi, Canal and Seagram shall use their respective reasonable best efforts to cooperate in the preparation, seeking and obtaining of all circulars, filings, consents, Regulatory Approvals and other approvals and other matters in connection with this Agreement and the transactions contemplated by this Agreement. Each of Vivendi, Canal and Seagram shall use its reasonable best efforts to have its Circular cleared by the SEC and/or each other applicable Government Entity and the Form F-4 declared effective by the SEC and to keep the Form F-4 effective as long as is necessary to consummate the transactions contemplated hereby. Each of Vivendi, Canal and Seagram shall, as promptly as practicable after receipt thereof, provide the other parties copies of any written comments and advise the other party of any oral comments with respect to its Circular or the Form F-4 received from the SEC or any other Governmental Entity. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Circulars and the Form F-4 prior to filing such with the SEC and/or each other applicable Government Entity, and will provide each other with a copy of all such filings made. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, the suspension of the qualification of any of the Vivendi Securities for offering or sale in any jurisdiction, or any request by the SEC or any other Governmental Entity for amendment of the Circulars or the Form F-4.

(2) Each of Vivendi, Canal and Seagram shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 2.5, 2.6, 2.7 and 2.8 and the foregoing provisions of this Section 2.9, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

         Vivendi, Canal and Seagram shall use their respective reasonable best efforts to cooperate in the preparation of the Seagram Circular, the Canal Circular and the Vivendi Circular and shall cause the same to be distributed to shareholders of Vivendi, Canal or Seagram, as applicable, and/or filed with the relevant securities regulatory authorities and/or stock exchanges.

(3) Vivendi, Canal and Seagram shall each promptly notify each other if at any time before the Effective Time it becomes aware that the Seagram Circular, Canal Circular or the Vivendi Circular, respectively, an application for an order or any other document described in Section 2.8 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Seagram Circular, the Canal Circular or the Vivendi Circular or such application or other document. In any such event, Vivendi, Canal and Seagram shall use their respective reasonable best efforts to cooperate in the preparation of a supplement or amendment to the Seagram Circular, the Canal Circular or the Vivendi Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Vivendi, Canal or Seagram and/or filed with the relevant securities regulatory authorities and/or stock exchanges.

(4) Seagram shall ensure that the Seagram Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Seagram Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by a Vivendi Party, Canal or any third party that is not an affiliate of Seagram) and each of Vivendi and Canal shall provide all information regarding it and the Vivendi Securities necessary to do so.

(5) Vivendi shall ensure that the Vivendi Circular and that the Form F-4 and Form S-8 comply with all applicable Laws and, without limiting the generality of the foregoing, that the Vivendi Circular and such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Seagram or any third party that is not an affiliate of Vivendi), and Seagram shall provide all information regarding it necessary to do so.

(6) Canal shall ensure that the Canal Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Canal Circular and such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Seagram or any third party that is not an affiliate of Canal), and Seagram shall provide all information regarding it necessary to do so.



                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1       REPRESENTATIONS AND WARRANTIES OF SEAGRAM.

         Except as Publicly Disclosed by Seagram or as set forth in the Seagram Disclosure Letter, Seagram represents and warrants to and in favour of the Vivendi Parties and Canal as follows and acknowledges that the Vivendi Parties and Canal are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

         (a)      Organization.

                  (i) Each of Seagram and the Seagram Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted, except, in the case of the Seagram Material Subsidiaries, where the failure to be so incorporated or formed or subsisting or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Seagram. All of the outstanding shares and other ownership interests of the Seagram Material Subsidiaries which are held directly or indirectly by Seagram are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Seagram, free and clear of all material liens, claims or encumbrances, or pursuant to restrictions on transfers contained in articles or similar documents, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the Seagram Material Subsidiaries.

                  (ii) Neither Seagram nor any Seagram Material Subsidiary has any minority interest in any other corporation or entity which minority interest is material in relation to the consolidated financial position of Seagram.

         (b) Capitalization. The authorized capital of Seagram consists of an unlimited number of Seagram Common Shares and an unlimited number of Seagram Preferred Shares, issuable in Series. As of May 31, 2000, there were 436,493,537 Seagram Common Shares and no Seagram Preferred Shares issued and outstanding. In addition, as of May 31, 2000, options to acquire an aggregate of not more than 41,487,599 Seagram Common Shares were granted and outstanding under the Seagram Stock Plans and obligations to issue up to 20,025,000 Seagram Common Shares in respect of the Seagram ACES and 194,896 Seagram Common Shares in respect of the Seagram LYONS were outstanding. Except as described in the preceding sentences of this Section 3.1(b) or Section 3.1(a), there are no options, warrants, securities, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Seagram or any Seagram Material Subsidiary to issue or sell any shares of capital stock of Seagram or any of the Seagram Material Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Seagram or any Seagram Material Subsidiary. As of May 31, 2000, there were issued and outstanding 1,625,757 Seagram SARs. Except as set forth in the preceding sentence, there are no outstanding stock appreciation rights or other rights that are linked to the price of Seagram Common Shares or the book value, income or any other attribute of Seagram or any of its subsidiaries ("SEAGRAM SARS"). All outstanding Seagram Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. Except as described in the preceding sentences of this
                  Section 3.1(b), there are no outstanding bonds, debentures or other evidences of indebtedness of Seagram or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Seagram Common Shares on any matter. There are no outstanding contractual obligations of Seagram or any of the Seagram Material Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the Seagram Material Subsidiaries.

         (c)      Authority and No Violation.

                  (i) Seagram has the requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Option Agreement by Seagram and the consummation by Seagram of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the Option Agreement or the transactions contemplated hereby or thereby, other than:

                           (A) with respect to the Seagram Meeting, the Seagram Circular and other matters relating solely thereto; and

                           (B) with respect to the completion of the Arrangement, the approval of the Arrangement by the requisite votes cast by the Seagram Shareholders as required by the Interim Order.

                  (ii) Each of this Agreement and the Option Agreement has been duly executed and delivered by Seagram and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

                  (iii) The Board of Directors of Seagram has (A) determined as of the date hereof unanimously that the Arrangement is fair to the holders of the Seagram Common Shares and is in the best interests of Seagram, (B) received opinions from Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the Seagram Shareholders, and (C) determined as of the date hereof to unanimously recommend that the Seagram Shareholders vote in favour of the Arrangement. Seagram is not subject to a shareholder rights plan or "poison pill" or similar plan.

                  (iv) The approval of this Agreement and the Option Agreement, the execution and delivery by Seagram of this Agreement and the Option Agreement and the performance by it of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby, will not, subject to obtaining the Regulatory Approvals:

                           (A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                                    (I)     its or any Seagram Material
                                            Subsidiary's certificate of
                                            incorporation, articles, by-laws or
                                            other charter documents;

                                    (II)    any Laws, judgment or decree
                                            (subject to obtaining the Regulatory
                                            Approvals relating to Seagram),
                                            except to the extent that the
                                            violation or breach of, or failure
                                            to obtain any consent under, any
                                            Laws, judgment or decree would not,
                                            individually or in the aggregate,
                                            have a Material Adverse Effect on
                                            Seagram; or

                                    (III)   except as would not, individually or
                                            in the aggregate, have a Material
                                            Adverse Effect on Seagram, any
                                            contract, agreement, license,
                                            franchise or permit to which Seagram
                                            or any Seagram Material Subsidiary
                                            is party or by which it is bound or
                                            subject or is the beneficiary;

                           (B) give rise to any right of termination or acceleration of indebtedness of Seagram or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Seagram or any subsidiary to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on Seagram;

                           (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on Seagram, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Seagram Material Subsidiary;

                           (D) except as would not, individually or in the aggregate, have a Material Adverse Effect on Seagram, restrict, hinder, impair or limit the ability of Seagram or any Seagram Material Subsidiary to carry on the business of Seagram or any Seagram Material Subsidiary as and where it is now being carried on; or

                           (E) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Seagram or any subsidiary or increase any benefits otherwise payable under any Seagram Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

                           No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Seagram or its subsidiaries in connection with the execution and delivery of this

                           Agreement, the Option Agreement (other than the approval of the TSE), the Exchange Trust Agreement and the Support Agreement or the consummation by Seagram of the transactions contemplated hereby or thereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA, (D) the Regulatory Approvals relating to Seagram and (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in the Seagram Disclosure Letter, or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

         (d) No Defaults. Subject to obtaining the Regulatory Approvals relating to Seagram, neither Seagram nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on Seagram.

         (e) Absence of Certain Changes or Events. Since June 30, 1999 through to the date hereof, each of Seagram and each Seagram Material Subsidiary has conducted its business only in the ordinary course of business consistent with past practice (except in connection with the transactions contemplated in this Agreement) and there has not occurred a Material Adverse Change with respect to Seagram (which has not been cured).

         (f) Financial Statements; Contingent Liabilities. The audited consolidated financial statements for Seagram as at and for each of the 12-month periods ended on June 30, 1999, 1998 and 1997 and the unaudited consolidated financial statements for the 3-month, 6-month and 9-month periods ended September 30, 1999, December 31, 1999 and March 31, 2000 have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") (subject, in the case of such unaudited financial statements, to the absence of notes and to customary year-end adjustments that are not expected to be material in amount); such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Seagram and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such unaudited financial statements, to customary year-end adjustments that are not expected to be material in amount. Except as Publicly Disclosed by Seagram (including on the most recent consolidated balance sheet and the footnotes thereto included in the Seagram Documents Publicly Disclosed by Seagram), Seagram and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Seagram and its subsidiaries or the footnotes thereto prepared in conformity with U.S. GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities incurred in accordance with Section 4.3(a) hereof, (iii) liabilities for Taxes and (iv) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Seagram.

         (g) Litigation, etc. As of the date of this Agreement, there is no claim, action, proceeding or suit pending or, to the knowledge of Seagram, threatened against Seagram or any Seagram Material Subsidiary before any court or Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect on Seagram. Neither Seagram nor any Seagram Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Material Adverse Effect on Seagram.

         (h) Environmental. Except for any matters that would not, individually or in the aggregate, have a Material Adverse Effect on Seagram:

                  (i) all operations of Seagram and the Seagram Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

                  (ii) neither Seagram nor any Seagram Material Subsidiary is subject to:

                           (A)      any Environmental Law which, to the
                                    knowledge of Seagram, requires or may
                                    reasonably be expected to require any
                                    material work, repairs, construction, change in business practices or operations, or expenditures;

                           (B) any written demand or written notice with respect to a breach of or liability under any Environmental Laws applicable to Seagram or any subsidiary; or

                           (C) any changes in the terms or conditions of any permits, authorizations, certificates, registrations, approvals or consents necessary under Environmental Laws for Seagram and its Material Subsidiaries to own, lease or operate their properties or to conduct their respective businesses as they are now being conducted (collectively, "ENVIRONMENTAL PERMITS") or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of Seagram or any subsidiaries following such consummation; and

                  (iii) to the knowledge of Seagram, there is no reasonable basis for any claim against Seagram or any of its current or former subsidiaries or any of their respective predecessor entities, divisions, or any formerly owned, leased, or operated properties or assets of the foregoing, under any Environmental Laws or with respect to any Hazardous Substances.

         (i)      Tax Matters.

                  (i) Seagram and each of its subsidiaries have timely filed, or caused to be timely filed, all Tax Returns required to be filed by them, and have timely paid, or caused to be timely paid, all material amounts of Taxes due and payable by them, except for any such failure to file or failure to pay which would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

                  (ii) Neither Seagram nor any of its subsidiaries has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by the Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed, which would, individually or in the aggregate, have a Material Adverse Effect on Seagram. Neither Seagram nor any of its subsidiaries has taken any action, or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Arrangement and the Vivendi/Canal Transactions from constituting a transaction described in Section 351 of the Code.

                  (iii) "TAX" and "TAXES" means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

            (iv) For purposes of this Section 3.1(i), the term "material amount of Taxes" shall mean an amount of Taxes that is material to Seagram and its subsidiaries taken as a whole.

      (j)   Pension, Employee Benefits and Employment.

            (i) "SEAGRAM PLAN" shall mean each employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock option, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, incentive compensation, stock appreciation, restricted stock, phantom stock, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, death benefit or other plan, program, policy or arrangement and each collective bargaining agreement providing benefits to any current or former directors, officers, employees or consultants of Seagram or any of its subsidiaries ("SEAGRAM EMPLOYEES"), pursuant to which Seagram or any of its subsidiaries has any current or future liabilities.

            (ii) With respect to each Seagram Plan, no liability has been incurred and there exists no condition or circumstances in connection with which Seagram or any of its subsidiaries could be subject to any liability that would, individually or in the aggregate, have a Material Adverse Effect on Seagram, in each case under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, or any other applicable law, rule or regulation.

            (iii) As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Seagram or any of its subsidiaries pending or, to the knowledge of Seagram, threatened which may interfere with the business activities of Seagram or any of its subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

      (k) Reports. Seagram has filed with the OSC, TSE, SEC and with the NYSE true and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1998 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "SEAGRAM DOCUMENTS"). The Seagram Documents at the time filed (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws. Seagram has not filed any material confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

      (l) Compliance with Laws. Since January 1, 1998, Seagram and the Seagram Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

      (m) Licences, etc. Seagram and each Seagram Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

      (n) Registration Rights. No holder of securities issued by Seagram has any right to compel Seagram to register or otherwise qualify such securities for public sale in Canada or the United States.

      (o) Intellectual Property. None of Seagram nor any Seagram Material Subsidiary has received written notice or is aware that its use of its material registered trade- marks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor ("SEAGRAM IP") infringes upon or breaches the industrial or intellectual property rights of any other Person, except with respect to any such infringements or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Seagram. Except as set forth in the Seagram Disclosure Letter, Seagram has not commenced material legal proceedings relating to an infringement by any Person of the Seagram IP. Seagram, to its knowledge, has or has rights to use all of the intellectual property necessary to conduct the business of Seagram as currently carried on except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

      (p) Non-Arm's Length Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between Seagram or any of its subsidiaries, on the one hand, and any (i) officer or director of Seagram or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Seagram or (iii) affiliate of any such officer, director or beneficial owner, on the other hand, except for contracts, commitments, agreements, arrangements or other transactions that are either on arm's length terms or, to the extent not on arm's length terms, would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE VIVENDI PARTIES, CANAL AND SOFIEE.

(1) Except as Publicly Disclosed by Vivendi or as set forth in the Vivendi Disclosure Letter, each of the Vivendi Parties and Sofiee represent and warrant to and in favour of Seagram as follows and acknowledge that Seagram is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

      (a)   Organization.

            (i) Each of the Vivendi Parties and each of the Vivendi Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted, except, in the case of the Vivendi Material Subsidiaries (other than Sofiee and Vivendi Exchangeco), where the failure to be so incorporated or formed or subsisting or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi. All of the outstanding shares and other ownership interests of the Vivendi Material Subsidiaries which are held directly or indirectly by Vivendi are owned directly or indirectly by Vivendi, free and clear of all material liens, claims or encumbrances, or pursuant to restrictions on transfers contained in articles or similar documents.

            (ii) All of the Vivendi Shares, Vivendi ADSs, Vivendi ADRs and the Vivendi Voting Rights to be issued by Vivendi in connection with the transactions contemplated by this Agreement, and all of the Exchangeable Shares to be issued by Vivendi Exchangeco in connection with the Arrangement and all Vivendi ADRs and Vivendi ADSs issuable upon exchange of the Exchangeable Shares or exercise of Seagram Converted Options, will be, when issued, duly authorized, validly issued, fully paid and non- assessable. There shall be not less than 97,000,000 Vivendi Voting Rights available for deposit with or for the account of the Custodian pursuant to the Custody Agreement as of the Effective Time.

      (b) Capitalization. The issued capital of Vivendi consists of 605,476,749 Vivendi Shares, Euro 5.50 nominal value each, as of April 28, 2000, which excludes Vivendi Shares held in treasury by Vivendi or its subsidiaries. In addition, as of April 28, 2000, options to acquire an aggregate of not more than 3,237,925 Vivendi Shares were granted and outstanding under Vivendi stock option plans and obligations to issue up to 62,186,127 Vivendi Shares in respect of convertible debt and other convertible instruments (and no other obligations to issue capital stock of Vivendi existed as of such date). Neither Vivendi nor any of its affiliates beneficially own any Seagram Shares.

      (c)   Authority and No Violation.

            (i) Each of the Vivendi Parties and Sofiee has the requisite corporate power and authority to enter into this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements and to perform its obligations hereunder and thereunder, in each case to the extent it is a party thereto. The execution and delivery of this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements and the consummation by each of the Vivendi Parties and Sofiee of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements or the transactions contemplated hereby or thereby, other than:

                  (A) with respect to the Vivendi Meeting, the Vivendi Circular and other matters relating solely thereto; and

                  (B) with respect to the Vivendi Resolution and the Sofiee Resolution, the approval thereof by not less than two-thirds of the votes cast by the applicable shareholders.

            (ii) Each of this Agreement and the Option Agreement has been duly executed and delivered by each of Vivendi and Sofiee, to the extent a party thereto, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity. Each of the Support Agreement, the Custody Agreement, the Exchange Trust Agreement and the Vivendi/Canal Agreements will be duly executed and delivered by each of the Vivendi Parties (or its successor interest) and its subsidiaries, in each case to the extent a party thereto and, when so executed and delivered, will constitute their respective legal, valid and binding obligations, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

            (iii) The Board of Directors of Vivendi has approved as of the date hereof this Agreement and the transactions contemplated by this Agreement (including the Vivendi/Canal Transactions). Vivendi is not subject to a shareholder rights plan or "poison pill" or similar plan.

            (iv) The approval of this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements, the execution and delivery by the Vivendi Parties, Sofiee and each of their respective subsidiaries, in each case, to the extent a party thereto, of this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements and the performance by each of them of their respective obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby, will not, subject to obtaining the Regulatory Approvals:

                  (A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                        (I) its or any Vivendi Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents;

                        (II) any Laws, judgment or decree (subject to obtaining the Regulatory Approvals relating to the Vivendi Parties), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi; or

                        (III) except as would not, individually or in the
                              aggregate, have a Material Adverse Effect on Vivendi, any contract, agreement, license, franchise or permit to which Vivendi or any Vivendi Material Subsidiary is party or by which it is bound or subject or is the beneficiary;

                  (B) give rise to any right of termination or acceleration of indebtedness of any Vivendi Party or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of any Vivendi Party or any subsidiary to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi;

                  (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Vivendi Material Subsidiary; or

                  (D) except as would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi, restrict, hinder, impair or limit the ability of Vivendi or any Vivendi Material Subsidiary to carry on the business of Vivendi or any Vivendi Material Subsidiary as and where it is now being carried on.

                  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by any Vivendi Party, Sofiee or their respective subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreement (other than the approval of the TSE), the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements, in each case to the extent it is a party thereto, or the consummation by any Vivendi Party or Sofiee of the transactions contemplated hereby or thereby other than (A) the Regulatory Approvals relating to the Vivendi Parties and Sofiee, (B) any filings required in connection with the creation and issue of the Vivendi ADSs, (C) any approval required in connection with the amendment to the articles of Vivendi Exchangeco to create the Exchangeable Shares and (D) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in the Vivendi Disclosure Letter, or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

      (d) No Defaults. Subject to obtaining the Regulatory Approvals relating to Vivendi, neither Vivendi nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

      (e) Absence of Certain Changes or Events. Since December 31, 1999 through to the date hereof, each of Vivendi, Vivendi Exchangeco and each Vivendi Material Subsidiary has conducted its business only in the ordinary course of business consistent with past practice (except in connection with the transactions contemplated in this Agreement) and there has not occurred a Material Adverse Change with respect to Vivendi (which has not been cured).

      (f) Financial Statements; Contingent Liabilities. The audited consolidated financial statements for Vivendi as at and for each of the 12-month periods ended on December 31, 1999, 1998 and 1997 have been prepared in accordance with French generally accepted accounting principles ("FRENCH GAAP"); such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Vivendi and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except as Publicly Disclosed by Vivendi (including on the most recent consolidated balance sheet and the footnotes thereto included in the Vivendi Documents Publicly Disclosed by Vivendi), Vivendi and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Vivendi and its subsidiaries or the footnotes thereto prepared in conformity with French GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities for Taxes and (iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

      (g) Litigation, etc. There is no claim, action, proceeding or suit pending or, to the knowledge of Vivendi, threatened against Vivendi or any Vivendi Material Subsidiary before any court or Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect on Vivendi or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither Vivendi nor any Vivendi Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Material Adverse Effect on Vivendi or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

      (h) Environmental. Except for any matters that would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi:

            (i) all operations of Vivendi and the Vivendi Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws; and

            (ii) neither Vivendi nor any Vivendi Material Subsidiary is subject to:

                  (A) any Environmental Law which, to the knowledge of Vivendi, requires or may reasonably be expected to require any material work, repairs, construction, change in business practices or operations, or expenditures; or

                  (B) any written demand or written notice with respect to a breach of or liability under any Environmental Laws applicable to Vivendi or any subsidiary; and

            (iii) to the knowledge of Vivendi, there is no reasonable basis for any claim against Vivendi or any of its current or former subsidiaries or any of their respective predecessor entities, divisions, or any formerly owned, leased, or operated properties or assets of the foregoing, under any Environmental Laws or with respect to any Hazardous Substances.

      (i) Reports. Vivendi has filed with the PSE, the CMF and the COB true and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1998 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "VIVENDI DOCUMENTS"). The Vivendi Documents and any registration statements confidentially submitted with the SEC prior to the date hereof that have been made available to Seagram, at the time filed, (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws.

      (j) Compliance with Laws. Since January 1, 1998, Vivendi and the Vivendi Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

      (k) Licences, etc. Vivendi and each Vivendi Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

      (l) Intellectual Property. None of Vivendi nor any Vivendi Material Subsidiary has received written notice or is aware that its use of its material registered trade- marks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor ("VIVENDI IP") infringes upon or breaches the industrial or intellectual property rights of any other Person, except with respect to any such infringements or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi. Except as set forth in the Vivendi Disclosure Letter, Vivendi has not commenced material legal proceedings relating to an infringement by any Person of the Vivendi IP. Vivendi, to its knowledge, has or has rights to use all of the intellectual property necessary to conduct the business of Vivendi as currently carried on except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

      (m) Tax Matters. Neither Vivendi nor any of its subsidiaries has taken any action or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Arrangement and the Vivendi/Canal Transactions from constituting a transaction described in Section 351 of the Code.

(2) Except as Publicly Disclosed by Vivendi or as set forth in the Canal Disclosure Letter, Canal represents and warrants to and in favour of Seagram as follows and acknowledges that Seagram is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

      (a) Organization. Each of Canal and the Canal Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted , except, in the case of the Canal Material Subsidiaries, where the failure to be so incorporated or formed or subsisting or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Canal. All of the outstanding shares and other ownership interests of the Canal Material Subsidiaries which are held directly or indirectly by Canal are owned directly or indirectly by Canal, free and clear of all material liens, claims or encumbrances, or pursuant to restrictions on transfers contained in articles or similar documents.

      (b) Capitalization. The issued capital of Canal consists of 125,953,464 Canal Shares, Euro 0.75 nominal value each, as of the date hereof. There are warrants, options or other rights to issue not more than 2,340,144 new Canal Shares outstanding as of the date hereof (and no other obligations to issue capital stock of Canal existed as of such date, except as provided in the following sentence). In addition, there are options outstanding to acquire not more than 2,034,400 Canal Shares, in each case subject to customary adjustments. Neither Canal nor any of its affiliates beneficially own any (i) Seagram Shares or (ii) except for a de minimus amount, Vivendi Shares.

      (c)   Authority and No Violation.

            (i) Canal has the requisite corporate power and authority to enter into this Agreement and the Vivendi/Canal Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Option Agreement and the Vivendi/Canal Agreements to which it is a party and the consummation by Canal of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the Vivendi/Canal Agreements to which it is a party or the transactions contemplated hereby or thereby, other than:

                  (A) with respect to the Canal Meeting, the Canal Circular and other matters relating solely thereto; and

                  (B) with respect to the Canal Resolution, the approval thereof by not less than two-thirds of the votes cast by the Canal Shareholders.

            (ii) This Agreement has been duly executed and delivered by Canal and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity. Each of the Vivendi/Canal Agreements will be delivered by each of Canal and its subsidiaries, in each case to the extent a party thereto and, when so executed and delivered, will constitute their respective legal, valid and binding obligations, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

            (iii) The Board of Directors of Canal has approved as of the date hereof this Agreement and the transactions contemplated by this Agreement. Canal is not subject to a shareholder rights plan or "poison pill" or similar plan.

            (iv) The approval of this Agreement and the Vivendi/Canal Agreements, the execution and delivery by Canal and each of its subsidiaries, in each case to the extent a party thereto, of this Agreement, and the Vivendi/Canal Agreements and the performance by each of them of their respective obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby, will not, subject to obtaining the Regulatory Approvals:

                  (A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                        (I) its certificate of incorporation, articles, by-laws or other charter documents;

                        (II) any Laws, judgment or decree (subject to obtaining the Regulatory Approvals relating to Canal), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Canal; or

                        (III) except as would not, individually or in the
                              aggregate, have a Material Adverse Effect on Canal, any contract, agreement, license, franchise or permit to which Canal or any Canal Material Subsidiary is party or by which it is bound or subject or is the beneficiary;

                  (B) give rise to any right of termination or acceleration of indebtedness of Canal or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Canal or any subsidiary to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on Canal;

                  (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on Canal, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Canal Material Subsidiary; or

                  (D) except as would not, individually or in the aggregate, have a Material Adverse Effect on Canal, restrict, hinder, impair or limit the ability of Canal or any Canal Material Subsidiary to carry on the business of Canal or any Canal Material Subsidiary as and where it is now being carried on.

                  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Canal or its subsidiaries in connection with the execution and delivery of this Agreement and the Vivendi/Canal Agreements, in each case to the extent it is a party thereto, or the consummation by Canal of the transactions contemplated hereby or thereby other than (A) the Regulatory Approvals relating to Canal and (B) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in the Canal Disclosure Letter, or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

      (d) No Defaults. Subject to obtaining the Regulatory Approvals relating to Canal, neither Canal nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on Canal.

      (e) Absence of Certain Changes or Events. Since December 31, 1999 through to the date hereof, each of Canal and each Canal Material Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice (except in connection with the transactions contemplated hereby) and there has not occurred a Material Adverse Change with respect to Canal (which has not been cured).

      (f) Financial Statements; Contingent Liabilities. The audited consolidated financial statements for Canal as at and for each of the 12-month periods ended on December 31, 1999, 1998 and 1997 have been prepared in accordance with French GAAP; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Canal and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except as Publicly Disclosed by Vivendi (including on the most recent consolidated balance sheet and the footnotes thereto included in the Canal Documents Publicly Disclosed by Vivendi), Canal and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Canal and its subsidiaries or the footnotes thereto prepared in conformity with French GAAP, other than (i) liabilities incurred in the ordinary course of business,
            (ii) liabilities for Taxes and (iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

      (g) Litigation, etc. There is no claim, action, proceeding or suit pending or, to the knowledge of Canal, threatened against Canal or any Canal Material Subsidiary before any court or Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect on Canal or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither Canal nor any Canal Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Material Adverse Effect on Canal or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

      (h) Environmental. Except for any matters that would not, individually or in the aggregate, have a Material Adverse Effect on Canal:

            (i) all operations of Canal and the Canal Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws; and

            (ii)  neither Canal nor any Canal Material Subsidiary is subject to:

                  (A) any Environmental Law which, to the knowledge of Canal, requires or may reasonably be expected to require any material work, repairs, construction, change in business practices or operations, or expenditures; or

                  (B) any written demand or written notice with respect to a breach of or liability under any Environmental Laws applicable to Canal or any subsidiary; and

            (iii) to the knowledge of Canal, there is no reasonable basis for any claim against Canal or any of its current or former subsidiaries or any of their respective predecessor entities, divisions, or any formerly owned, leased, or operated properties or assets of the foregoing, under any Environmental Laws or with respect to any Hazardous Substances.

      (i) Reports. Canal has filed with the PSE, the CMF and the COB true and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1998 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "CANAL DOCUMENTS"). The Canal Documents at the time filed (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws.

      (j) Compliance with Laws. Since January 1, 1998, Canal and the Canal Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

      (k) Licences, etc. Canal and each Canal Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

      (l) Intellectual Property. None of Canal nor any Canal Material Subsidiary has received written notice or is aware that its use of its material registered trade- marks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor ("CANAL IP") infringes upon or breaches the industrial or intellectual property rights of any other Person, except with respect to any such infringements or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Canal. Except as set forth in the Canal Disclosure Letter, Canal has not commenced material legal proceedings relating to an infringement by any Person of the Canal IP. Canal, to its knowledge, has or has rights to use all of the intellectual property necessary to conduct the business of Canal as currently carried on except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

SECTION 3.3 SURVIVAL.

      For greater certainty, the representations and warranties of Seagram, Canal, the Vivendi Parties and Sofiee contained herein shall survive the execution and delivery of this Agreement and shall terminate at the Effective Time. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

                                    ARTICLE 4

                                    COVENANTS

SECTION 4.1 RETENTION OF GOODWILL.

During the Pre-Effective Date Period, each of Seagram, Vivendi and Canal will, subject to the fact that a transaction involving its businesses is contemplated hereby, continue to carry on its business in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article 4. The following provisions of this Article 4 are intended to be in furtherance of this general commitment. Nothing contained in this Agreement shall give Vivendi or Canal, directly or indirectly, the right to control or direct Seagram's operations and nothing contained in this Agreement shall give Seagram, directly or indirectly, the right to control or direct Vivendi's or Canal's operations during the Pre-Effective Date Period. During the Pre-Effective Date Period, each of Vivendi, Canal and Seagram shall exercise, consistent with, and subject to the limitations provided by, the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 4.2 CONSULTATION.

      Subject to applicable Law, any applicable confidentiality agreements and the other provisions of this Agreement, during the Pre-Effective Date Period, Seagram and its subsidiaries, on the one hand, and Vivendi and Canal and their respective subsidiaries, on the other hand, will consult on an ongoing basis with senior officers of the other party in order that the representatives of the other party will become more familiar with the philosophy and techniques of such company and its subsidiaries, as well as with its business and financial affairs and in order to provide experience as a basis for ongoing relationships following the Effective Date.

SECTION 4.3 COVENANTS OF SEAGRAM.

      (a) Seagram covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of Vivendi on behalf of the Vivendi Parties, Sofiee and Canal to any deviation therefrom, which consent shall not be unreasonably withheld or delayed; (ii) with respect to any matters disclosed in the Seagram Disclosure Letter; (iii) with respect to any matter expressly contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of Seagram, Vivendi and Canal contemplated hereby; or (iv) with respect to anything required by Laws, Seagram will, and will cause its subsidiaries to:

            (i) carry on its business in the ordinary course consistent with past practice in all material respects and use its reasonable best efforts to preserve intact its present business organization and preserve its relationship with those having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect, provided, however, that no action by Seagram or its subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.3(a) shall be deemed a breach of this Section 4.3(a)(i) unless such action would constitute a breach of one or more of such other provisions;

            (ii) not split, consolidate or reclassify any of the outstanding shares of Seagram nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of Seagram other than declaration and payment of regular quarterly cash dividends on the shares of Seagram in an amount not to exceed $0.165 per share, and for any period ending on the Effective Date and commencing on the record date for the prior dividend, a cash dividend in an amount not to exceed a fraction, the numerator of which equals $0.165 per share multiplied by the number of days comprising such period and the denominator of which is 90;

            (iii) not amend the articles or by-laws of Seagram;

            (iv) except to the extent otherwise provided in subsection (ix) hereof, not set aside or issue, authorize or propose the sale, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing in respect of, any shares in Seagram's capital or of any Seagram Material Subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants, calls or options to acquire, any such shares or other convertible or exchangeable securities or bonds, debentures or other evidences of indebtedness of Seagram or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Seagram Common Shares, except for (a) transactions between two or more wholly-owned Seagram subsidiaries or between a wholly-owned subsidiary of Seagram and Seagram, (b) the issuance of Seagram Common Shares pursuant to fully vested and duly exercised Seagram Options and upon the conversion of Seagram LYONs and Seagram ACESs and (c) issuances pursuant to the Option Agreement;

          (v) not, whether through its board of directors or otherwise, accelerate the vesting of any unvested Seagram Options or accelerate the release of, or the expiry date of any hold period relating to any Seagram Common Shares, other than in connection with settling non-officer employee terminations in the ordinary course of business consistent with past practice;

          (vi) not reorganize, amalgamate or merge Seagram or any of the Seagram Material Subsidiaries with any other Person, except any Seagram Material Subsidiary may merge with a wholly-owned subsidiary of Seagram;

          (vii) not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of or otherwise, any business or Person, except acquisitions in existing or related lines of business of Seagram or its subsidiaries the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for such acquisitions in
                  Section 4.3(a)(vii) of the Seagram Disclosure Letter, none of which acquisitions presents a material risk of making it materially more difficult to obtain under applicable Laws any approval or authorization required in connection with the transactions contemplated by this Agreement;

          (viii) other than (A) internal transfers between, or reorganizations or consolidations involving, subsidiaries of Seagram or (B) dispositions referred to in the Seagram Documents filed prior to the date hereof, Seagram shall not, and shall not permit any of its subsidiaries, to sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, if the fair market value of the total consideration (including the value of any indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.3(a)(viii) of the Seagram Disclosure Letter;

            (ix)  not:

                  (A) other than pursuant to existing Seagram Plans, in the case of officers and directors of Seagram or any Seagram Material Subsidiary, establish, adopt, enter into or modify in any material respect any Seagram Plan generally applicable to the employees of Seagram or any Seagram Material Subsidiaries, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to or any other form of compensation or with respect to any increase of benefits payable to, or make any loan or other financial assistance to, any officers or directors of Seagram or any Seagram Material Subsidiary, in each case other than in the ordinary course of business and consistent with past practice (including upon or in anticipation of any contract expiration); or

                  (B) other than in the ordinary course of business and consistent with past practice or pursuant to existing Seagram Plans, in the case of employees of Seagram who are not officers or directors, establish, adopt, enter into or amend in any material respect any Seagram Plan generally applicable to the employees of Seagram or any of its subsidiaries, or grant any material bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or with respect to any material increase of benefits payable, or make any material loans to such employees;

            (x) not guarantee the payment of any indebtedness for money borrowed incur any indebtedness for money borrowed, issue or sell any debt securities or warrants or other rights to acquire debt securities of Seagram or any of its subsidiaries, guarantee any debt securities or enter into any "keep well" or other agreement to maintain the financial statement condition of another Person (other than a subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except short-term borrowings in the ordinary course of business consistent with past practice;

            (xi) not make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) in connection with acquisitions permitted by Section 4.3(a)(vii), (B) loans or investments by Seagram or a subsidiary of Seagram to or in Seagram or any subsidiary of Seagram or, in the ordinary course of business consistent with past practice, any other Person in which Seagram or any of its subsidiaries has an existing equity interest, (C) artist and employee loans or advances made in the ordinary course of business, or (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Seagram and its subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (D) presents a material risk of making it more difficult to obtain, under applicable Laws, any approval or authorization required in connection with the transactions contemplated by this Agreement);

            (xii) other than in connection with acquisitions permitted by
                  Section 4.3(a)(vii) or with investments permitted by Section 4.3(a)(xi) or as provided in Seagram's capital expenditure plans made available to Vivendi prior to the date of this Agreement, incur or commit to capital expenditures prior to the Effective Date, other than in the ordinary course consistent with past practice;

            (xiii)not make any material changes to existing accounting practices relating to Seagram or any subsidiary, except as required by Canadian or U.S. Law, a Government Entity or by Canadian or U.S. generally accepted accounting principles or make any Tax election that would have a Material Adverse Effect on Seagram; and

            (xiv) agree to take any actions described in Section 4.3(a)(i)
                  through 4.3(a)(xiii);

      (b) Except to the extent restricted by applicable Law, Seagram shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by Seagram or any of its subsidiaries under this Agreement, to co-operate with Vivendi and Canal in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Seagram shall and where appropriate shall cause its subsidiaries to:

            (i) use its reasonable best efforts to obtain the requisite approvals of the Seagram Shareholders to the Arrangement, except to the extent that the Board of Directors of Seagram has withdrawn, modified or qualified its recommendation to shareholders in accordance with the terms of this Agreement (provided that no such withdrawal, modification or qualification will affect Seagram's obligation under Section 2.1(b));

            (ii) apply for and use its reasonable best efforts to obtain all Regulatory Approvals relating to Seagram or any of its subsidiaries and other approvals, consents or waivers of Governmental Entities required or desirable as soon as practicable in connection with the transactions contemplated by this Agreement and, in doing so, to keep Vivendi and Canal reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining the Regulatory Approvals and other approvals, consents and waivers, including, but not limited to, (A) consulting with Vivendi and Canal to the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give Vivendi and Canal the opportunity to attend and participate in such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement, (B) providing Vivendi and Canal with copies of all related applications and notifications, in draft form, in order for Vivendi and Canal to provide its reasonable comments, and (C) providing Vivendi and Canal with copies of all material correspondence relating to the Regulatory Approvals;

            (iii) apply for and use its reasonable best efforts to obtain the
                  Interim Order and the Final Order;

            (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement;

            (v) use its reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to Seagram, which may materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

            (vi) effect all necessary registrations, filings and submissions of information required by Governmental Entities from Seagram or any of its subsidiaries relating to the transactions contemplated by this Agreement, including (A) an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT"), with respect to the transactions contemplated by this Agreement (which filing shall be made in any event within 10 Business Days of the date hereof) and (B) appropriate filings with the European Commission in accordance with applicable competition, merger control, antitrust, investment or similar laws and any necessary filings under the

                  Investment Canada Act within the time periods specified thereunder, and, in the case of both (A) and (B), to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the requisite approvals under such other laws or from such authorities as soon as practicable;

            (vii) use its reasonable best efforts to obtain all necessary waivers, consents and approvals required to be obtained by Seagram or any of its subsidiaries in connection with the transactions contemplated by this Agreement from other parties to any material loan agreements, leases or other material contracts; and

            (viii)use its reasonable best efforts to ensure that Seagram's affiliates (for the purposes of Rule 145 under the 1933 Act) execute and deliver to Vivendi, on or prior to the Effective Date, an Affiliate's Letter;

      (c) Seagram shall use its reasonable best efforts to carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable Laws may impose on Seagram or its subsidiaries with respect to the transactions contemplated by this Agreement; and

      (d) Seagram shall not, and shall not permit any of its subsidiaries to, take any action or fail to take any action that would reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a transaction described in Section 351 of the Code.

SECTION 4.4 COVENANTS OF THE VIVENDI PARTIES, SOFIEE AND CANAL.

      Each of the Vivendi Parties, Sofiee and Canal hereby covenants and agrees as to itself and its subsidiaries:

      (a) Except to the extent restricted by applicable Law, to perform all obligations required or desirable to be performed by it or its subsidiaries under this Agreement, to co-operate with Seagram in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Vivendi Parties, Sofiee and Canal shall and shall cause their respective subsidiaries to:

            (i) use its reasonable best efforts to obtain the requisite approvals of the Vivendi Shareholders or the Canal Shareholders, as the case may be, to the Vivendi Resolution or the Canal Resolution, as the case may be, except to the extent that the Board of Directors of Vivendi or Canal (as applicable) has withdrawn, modified or qualified its recommendation to shareholders in accordance with the terms of this Agreement (provided that no such withdrawal, modification or qualification will affect Vivendi's or Canal's obligations, applicable, under Section 2.2(1)(a) and Section 2.2(2)(a), as applicable);

            (ii) apply for and use its reasonable best efforts to obtain all Regulatory Approvals, or best efforts in the case of the Regulatory Approvals listed in part B of Schedule G, relating to the Vivendi Parties or Canal, as the case may be, or any of their respective subsidiaries and other approvals, consents or waivers of Governmental Entities required or desirable as soon as practicable in connection with the transactions contemplated by this Agreement (including the Vivendi/Canal Transactions) and, in doing so, to keep Seagram reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining the Regulatory Approvals and other approvals, consents and waivers, including, but not limited to, (A) consulting with Seagram the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give Seagram the opportunity to attend and participate in such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement, (B) providing Seagram with copies of all related applications and notifications, in draft form, in order for Seagram to provide its reasonable comments, (C) providing Seagram with copies of all material correspondence relating to the Regulatory Approvals and (D) cooperating with Seagram in making necessary applications relating to any wholesale or retail beverage alcohol licenses in connection with the transactions contemplated by this Agreement;

            (iii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement;

            (iv) use its reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Vivendi Parties or Canal, as the case may be, which may materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

            (v) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Vivendi Parties, Canal or any of their respective subsidiaries, as the case may be, relating to the transactions contemplated by this Agreement, including (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement (which filing shall be made in any event within 10 Business Days of the date hereof) and (B) appropriate filings with the European Commission in accordance with applicable competition, merger control, antitrust, investment or similar laws and any necessary filings under the Investment Canada Act within the time periods specified thereunder, and, in the case of both
                  (A) and (B), to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the requisite approvals under such other laws or from such authorities as soon as practicable;

            (vi) use its reasonable best efforts to obtain all necessary waivers, consents and approvals required to be obtained by Vivendi, Canal or any of their respective subsidiaries, as the case may be, in connection with the transactions contemplated by this Agreement from other parties to any material loan agreements, leases or other material contracts;

            (vii) reserve for issuance, as required, Vivendi Shares in connection with the transactions contemplated by this Agreement (including upon exercise of options or convertible securities) consistent with the provisions of the Support Agreement;

            (viii)cause the articles of Vivendi Exchangeco to be amended to, among other things, create the Exchangeable Shares, and otherwise to reflect the transactions contemplated by this Agreement;

            (ix) take all necessary actions, including in connection with the Sofiee Merger, in order to be in a position to make available the Vivendi Voting Rights as contemplated in the Plan of Arrangement and the Custody Agreement;

            (x) take all necessary actions for Vivendi, Vivendi Exchangeco or Vivendi Holdings, as the case may be, to be in a position to deliver Vivendi ADSs upon the exchange from time to time of the Exchangeable Shares; and

            (xi) increase, at Seagram's election, the Vivendi ADS Adjustment Ratio (as defined in the Plan of Arrangement) as necessary to permit a Vivendi Voting Right to be available in respect of each Exchangeable Share and appropriate amendments to the economic equivalence provisions in the Support Agreement and the Exchange Trust Agreement will be made to ensure that the increased Vivendi ADS Adjustment Ratio is applied to any required adjustments.

      (b) to use its best efforts to (i) cause the Exchangeable Shares to be listed on the TSE by the Effective Time and to maintain such listings for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Vivendi or any of its affiliates), and (ii) ensure that Vivendi Exchangeco remains a "public corporation" within the meaning of the Income Tax Act (Canada) for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Vivendi or any of its affiliates);

      (c) to use its best efforts to cause the Vivendi ADSs and Vivendi ADRs to be listed on the NYSE or NASDAQ by the Effective Time and be registered under the Exchange Act prior to the Effective Date;

      (d) to carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on Vivendi, Canal or their respective subsidiaries, as the case may be, with respect to the transactions contemplated by this Agreement;

      (e) to use its best efforts to cause the Vivendi Shares underlying the Vivendi ADSs to be issued at the Effective Time to be listed on the PSE by the Effective Time;

      (f) to use its best efforts to cause (i) the Vivendi ADSs to be issued from time to time upon the exchange of Exchangeable Shares to be listed on the NYSE or NASDAQ at the time of issue, and (ii) the Vivendi Shares underlying such Vivendi ADSs to be issued from time to time upon the exchange of Exchangeable Shares and to be listed on the PSE at the time of issue;

      (g) until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of Seagram to any deviation therefrom, which consent shall not be unreasonably withheld or delayed; (ii) with respect to any matters disclosed by Vivendi in the Vivendi Disclosure Letter or Canal in the

            Canal Disclosure Letter; or (iii) with respect to any matter expressly contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of Seagram, Vivendi and Canal contemplated hereby, each of Vivendi and Canal will, and will cause its subsidiaries to:

            (i) not split, consolidate or reclassify any of the outstanding Vivendi Shares, Vivendi ADRs or Vivendi ADSs or Canal Shares, as the case may be, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding Vivendi Shares or Canal Shares, as the case may be, other than normal and customary cash dividends on Vivendi Shares or Canal Shares, as the case may be;

            (ii) not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of or otherwise (other than the Vivendi/Canal Transactions), any business or Person which acquisition or other transaction (A) would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or (B) is in the music, movie or United States television production or distribution business for a total consideration acquisition price (including the value of indebtedness acquired or assumed) greater than Euro 500 million in a single transaction or series of related transactions;

            (iii) not amend the statutes or by-laws of Vivendi or Canal; or

            (iv) not to amend, terminate (other than terminations that arise as a result of termination of this Agreement), grant any waiver in respect of or waive any condition under the Vivendi/Canal Agreements;

      (h) to not take any action or fail to take any action that would reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a transaction described in Section 351 of the Code;

      (i) Vivendi will (i) cast votes in respect of all the Canal Shares it owns, and cause Sofiee and any other of its affiliates to cast votes in respect of all the Canal Shares, it owns, (A) in favour of the Canal Resolution, (B) against any action (including, for greater certainty, a Canal Superior Proposal) that would impede, interfere with, or discourage the transactions contemplated by this Agreement, and (C) against any action that would result in any material breach by Canal of any representation, warranty or covenant contained in this Agreement and (ii) take all steps necessary, and cause Sofiee to take all steps necessary, to have Sofiee approve the Canal Resolution;

      (j) Vivendi will cast votes in respect of all the Sofiee Shares it owns in favour of the Sofiee Resolution;

      (k) Vivendi, Canal and their respective affiliates shall not, either directly or through an agent, purchase or otherwise acquire, sell or otherwise dispose of, or engage in any other transactions having the economic effect of a purchase or sale in respect of, Vivendi Shares during the period beginning on the tenth Business Day prior to the Measuring Period and ending on the last Business Day after the Measuring Period;

      (l) Vivendi will not, and it will cause Sofiee and its other affiliates not to, between the date hereof and the Effective Time, (A) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of the Canal Shares or shares of capital stock of Sofiee, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), without having first obtained the prior written consent of Seagram, or (B) grant any proxies or powers of attorney, deposit any Canal Shares or shares of capital stock of Sofiee into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Canal Shares or shares of capital stock of Sofiee;

      (m) neither Vivendi nor Canal shall take any action which could reasonably be expected to prevent the exchange by Canadian resident holders of Seagram Common Shares for Exchangeable Shares from being treated as a tax deferred transaction for purposes of the Canadian Tax Act to holders who are otherwise eligible for such treatment;

      (n) the Vivendi Securities to be issued in connection with the Arrangement and the Vivendi ADSs to be provided upon the exchange from time to time of the Exchangeable Shares and upon the exercise of the Seagram Options will, in all cases, be duly and validly issued by Vivendi on their respective dates of issue as fully paid and non-assessable securities;

      (o) Vivendi and Canal shall take all actions required to treat Vivendi Holdings and each direct or indirect parent of Vivendi Holdings (other than Vivendi) as a disregarded entity under Section 301.7701-3 of the Treasury Regulations and shall refrain from taking any actions that would prevent any of such entities from being treated as a disregarded entity under Section 301.7701-3 of the Treasury Regulations. Vivendi Holdings and each of such other entities shall at all times be wholly owned by Vivendi or by one of such other entities;

      (p)   with respect to Seagram Options and Seagram SARs:

                  (i) each Seagram Option granted prior to the Effective Time that remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Seagram Common Shares and shall be converted (each, as so converted, a "Seagram Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Seagram Option (including, without limitation, the practice of "rule of 65" retirement, applied on a basis consistent with past practice, which allows an option holder who is at least 50 years old to retire under the Seagram Stock Plans so long as the sum of such holder's age and years of service is at least 65), that number of Vivendi ADSs determined by multiplying the number of Seagram Common Shares subject to such Seagram Option by the Exchange Ratio, rounded up to the nearest whole Vivendi ADS, at a price per share (rounded off to the nearest cent) equal to the per share exercise price specified in such Seagram Option divided by the Exchange Ratio; provided, however, that 50% of each holder's outstanding, unvested Seagram Converted Options shall be immediately vested and exercisable at the Effective Time (applied pro rata against each subsequent vesting installment); provided, further, that the remainder of a holder's outstanding, unvested Seagram Converted Options shall become immediately vested and exercisable if, following the Effective Time,
            (A) such holder's employment is terminated by Vivendi, Canal, Seagram or any of their respective affiliates without Cause (as defined below) or (B) such holder terminates his or her employment by reason of Vivendi, Canal, Seagram or any of their respective affiliates requiring such holder to relocate his or her primary place of employment by more than 35 miles. For purposes of this Agreement, "Cause" shall mean (A) the holder's conviction of, or plea of no contest to, a felony or (B) the holder's willful malfeasance or willful misconduct in connection with his or her duties to Seagram, or the holder's willful refusal to perform his or her duties which, in each case, results in demonstrable harm to the financial condition or business reputation of Vivendi, Canal, Seagram or any of their respective affiliates;

                  (ii) each Seagram SAR granted prior to the Effective Time that remains outstanding immediately prior to the Effective Time shall be converted so that the number and kind of shares subject to such right and the exercise price thereof (if any) shall be adjusted, at the Effective Time, in the same manner as provided in Section 4.4(p)(i) above for the conversion of Seagram Options;

                  (iii) as soon as practicable after the Effective Time, Vivendi shall deliver or cause to be delivered to the holders of Seagram Converted Options and Seagram SARs appropriate notices setting forth such holders' rights pursuant to the respective Seagram Stock Plans and agreements evidencing the grants of such

            Seagram Converted Options and Seagram SARs and stating that such Seagram Converted Options and Seagram SARs and agreements have been assumed by Vivendi or Seagram as Vivendi shall determine and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.4(p) after giving effect to the transactions hereunder and the terms of the Seagram Stock Plans); and

                  (iv) prior to the Effective Time, Vivendi shall take all
            necessary action to assume or have Seagram assume as of the Effective Time all obligations undertaken by Vivendi under this
            Section 4.4(p) and to adopt at the Effective Time the Seagram Stock Plans and each Seagram Converted Option and Seagram SAR and to take all other actions called for by this Section 4.4(p), including the reservation, issuance and listing by Vivendi of a number of Vivendi ADSs at least equal to the number of Vivendi ADSs that will be subject to Seagram Converted Options and Seagram SARs; provided, however, that nothing in subsections (iii) and (iv) hereof shall relieve Vivendi of its obligations to provide Vivendi ADSs to satisfy all obligations hereunder, and Vivendi hereby guarantees the performance of such obligations by Seagram in any event. No later than the Effective Time, Vivendi shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) ("FORM S-8") with respect to the Vivendi ADSs subject to such Seagram Converted Options and Seagram SARs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding;

      (q) with respect to any Seagram North American retiree medical and life plan, neither Vivendi nor Canal shall, and they shall cause Seagram not to, amend or terminate such plan following the Effective Time in any manner which results in the reduction or elimination of the benefits available thereunder or increases in costs, other than any copayment and cost sharing increases (which may be continued in the same proportions to Seagram-provided portions of cost) to any former Seagram Employee (and his or her eligible dependents) who is receiving such benefits thereunder as of the date hereof, or any active Seagram Employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Effective Date (or who, as of the Effective Date, is within two years of being able to retire and receive benefits thereunder);

      (r) until the second anniversary of the Effective Date (or longer, if required by Law), Vivendi and/or Canal shall, or shall cause Seagram or its subsidiaries to, provide each Seagram Employee (who is employed on the Effective Time and who continues his or her employment with Vivendi, Canal, Seagram or any of their respective affiliates) with a base salary at least equal to that provided to such

            Seagram Employee immediately prior to the Effective Time, and overall employee benefits (but excluding for these purposes any retention bonuses or plans that provide for equity or equity-based compensation) that are no less favorable, in the aggregate, than those provided immediately prior to the Effective Time to Seagram Employees generally, except for any changes made to comply with applicable Law or tax qualification nondiscrimination rules. Vivendi and/or Canal shall, or shall cause Seagram to, maintain the severance related provisions of existing Seagram Plans as currently administered and to provide the current cash severance payments required thereunder, for at least two years following the Effective Time, to the Seagram Employees, reduced by any severance payments otherwise required under existing severance and employment agreements or applicable Law (unless, with respect to the severance benefit, no such reduction is permitted or provided for); provided however, that any Seagram Employee eligible to receive severance under a Seagram Plan but for the transactions contemplated herein, shall be deemed so eligible. Seagram Employees shall be credited for service with Seagram and its current and former affiliates for all purposes under each employee benefit plan, program or arrangement of Vivendi, Canal or their respective affiliates in which such employees are eligible to participate (unless such credit would result in a duplication of benefits). If Seagram Employees become eligible to participate in a medical, dental or health plan, program or arrangement of Vivendi, Canal or their respective affiliates, such arrangement sponsor shall cause such arrangement to (i) waive any preexisting condition limitations (to the extent such limitations were inapplicable to a Seagram Employee immediately before such arrangement was so made available to such Seagram Employee) and (ii) honor any deductible and out-of-pocket expenses incurred by the Seagram Employees and their dependents under similar Seagram Plans during the portion of the plan year prior to such participation. Nothing in this Agreement shall restrict, limit or interfere with the ability (after the Effective Time) of Seagram, Vivendi, Canal or their respective affiliates to terminate, amend or replace any particular agreement, plan or program, or terminate the employment of any person, provided that the requirements of Sections 4.4(p) through (w) are otherwise satisfied;

      (s) Seagram shall be permitted to award a bonus, in respect of Seagram's fiscal year 2000, to each Seagram Employee who currently participates in a Seagram bonus plan, pursuant to the existing terms and conditions of such plan on the date hereof. With respect to Seagram's fiscal year 2001 and any stub period between the end of fiscal year 2001 and the beginning of calendar year 2002 ("Stub Period"), Seagram shall be permitted to award a bonus to each Seagram Employee who participates in a Seagram bonus plan, in an amount no less than 80% of such employee's target bonus as of the Effective Time, or one half thereof in the case of the Stub Period pursuant to the existing terms and conditions of such plan on the date hereof, provided, however, if any such employee is terminated by Vivendi, Canal, Seagram or any of their respective affiliates without Cause, such employee will be entitled to receive an amount equal to 80% of his or her target bonus as of the Effective Time, or one-half thereof in the case of the Stub Period, prorated based on the number of days in fiscal year 2001 or the Stub Period, as applicable, prior to such termination;

      (t) Vivendi shall, or shall cause Seagram to, provide as a retention pool the amount set forth on the Seagram Disclosure Letter, for the purpose of retaining the services of selected key Seagram Employees through the Effective Time and thereafter. Prior to the Effective Time, the CEO of Seagram, in close cooperation with the CEO of Vivendi, shall select those Seagram Employees who may receive awards from such pool, shall establish any criteria for allocating such awards and shall determine the final allocation of awards from such pool. Fifty percent of such awards shall be paid in cash, in a lump sum, at the Effective Time, with the balance payable in cash on the first anniversary of the Effective Time (provided the recipient remains employed by Seagram, Vivendi, Canal or any of their respective affiliates through such dates, or is terminated without Cause prior to such dates);

      (u) Seagram, Vivendi and Canal agree to cooperate reasonably during the period prior to the Effective Time to ensure the continuity of the workforce of Seagram and its subsidiaries and to preserve the human resources of Seagram and its subsidiaries;

      (v) effective as of the Effective Time, Vivendi expressly assumes the obligations and liabilities under the termination protection agreements and employment agreements set forth on the Seagram Disclosure Letter between Seagram and various employees;

      (w) Seagram shall enter into the employment agreement and other arrangements contemplated by the Seagram Disclosure Letter, to be effective as of the Effective Time, in accordance with the terms and conditions disclosed in the Seagram Disclosure Letter, and such employment agreement and other arrangements shall continue in effect from and after the Effective Time;

      (x) the parties to this Agreement agree that provision of charitable contributions and community support serves a number of important goals. Vivendi and its subsidiaries (including Seagram following the Effective Time) currently intend to continue, after the Effective Time, to provide charitable contributions and community support within each of the jurisdictions in which Seagram conducts its business at levels comparable to those Seagram and its subsidiaries have historically provided within such jurisdictions;


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
      (y) Vivendi shall take all necessary actions (including, in connection with any proposed preemptive rights offering, make any necessary securities laws filing) to ensure that all holders of Vivendi Shares or Vivendi Securities, regardless of jurisdiction of residence, are entitled to all the benefits (including the right to acquire Vivendi Securities pursuant to preemptive rights) related to such Vivendi Shares or Vivendi Securities to which holders of Vivendi Shares are entitled pursuant to French Law;

      (z) Vivendi, Sofiee and Canal shall provide Seagram with a reasonable opportunity to review and comment upon the agreements related to the creation of the Vivendi ADSs and Vivendi ADRs and each of the Vivendi/Canal Agreements, in each case prior to the execution and delivery of such agreements, and such agreements shall be reasonably acceptable to Seagram. Vivendi, Sofiee and Canal agree that the Vivendi/Canal Transactions shall be effected by them in the manner and on the terms specified in Schedule I, including application of the exchange ratio specified therein, and on such other terms and agreements as are reasonably acceptable to Seagram;

      (aa) At the request of Seagram, Vivendi shall enter into a supplemental agreement pursuant to the Purchase Contract Agreement, dated as of June 21, 1999, between Seagram and The Bank of New York whereby Vivendi shall assume the obligations of Seagram under the Seagram ACES (which supplemental agreement shall include appropriate provisions pursuant to which holders of Seagram ACES shall thereafter be entitled to purchase Vivendi ADSs in lieu of Seagram Common Shares); and

      (bb) Vivendi, Sofiee and Vivendi Exchangeco shall increase, at Seagram's election, the Vivendi ADS Adjustment Ratio (as defined in the Plan of Arrangement) and decrease the Exchange Ratio applicable to Exchangeable Elected Shares (as defined in the Plan of Arrangement) as necessary to permit a Vivendi Voting Right to be available in respect of each Exchangeable Share, and appropriate amendments to the economic equivalence provisions in the Support Agreement and the Exchange Trust Agreement will be made in connection therewith to ensure that the increased Vivendi ADS Adjustment Ratio is applied to any required adjustments.

SECTION 4.5 COVENANTS REGARDING NON-SOLICITATION OF SEAGRAM.

(1) Seagram shall not, directly or indirectly, through any officer or director of Seagram or any of its subsidiaries, and shall use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, lawyer or accountant) not to (i) solicit, initiate, knowingly encourage or otherwise facilitate



                                      A-59
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        (including by way of furnishing information) the initiation of any inquiries or proposals regarding a Seagram Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Seagram Acquisition Proposal. None of Seagram or the Board of Directors of Seagram shall
         (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Vivendi or Canal the approval or recommendation of the Board of Directors of Seagram or any committee thereof of the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Seagram Acquisition Proposal or (iii) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or voting agreement related to any Seagram Acquisition Proposal.

 (2) Notwithstanding Section 4.5(1) and any other provision of this Agreement, the Board of Directors of Seagram shall be permitted to (A) to the extent applicable, comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or Section 99 of the Securities Act with regard to any Seagram Acquisition Proposal, or make any other disclosure required by applicable Law so long as any such disclosure rejects any Seagram Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, or take any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction, (B) withdraw, modify or qualify (or propose to withdraw, modify or qualify), in any manner adverse to Vivendi or Canal, the approval or recommendation of the transactions contemplated by this Agreement, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to a Seagram Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or
         (C), (i) the Seagram Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited written Seagram Acquisition Proposal and its Board of Directors concludes in good faith that such Seagram Acquisition Proposal constitutes a Seagram Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith there is a reasonable likelihood that its Board of Directors, after taking the steps described in clause (C) above, would determine that such Seagram Acquisition Proposal could reasonably constitute a Seagram Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (iv) prior to providing any confidential information or data to any Person in connection with a Seagram Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such

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
         restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Seagram notifies Vivendi promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers, and thereafter keeps Vivendi informed with respect to the status of such inquiries, proposals or offers (including any change to the material terms thereof).

                  Notwithstanding anything to the contrary herein, upon taking any of the actions permitted by clause (B) of Section 4.5(2), Seagram may, to the extent permitted by applicable Law, convene and hold the Seagram Meeting as soon as possible and earlier than any then scheduled date. Seagram shall, and shall cause the officers, directors, representatives and agents of Seagram and its subsidiaries to, cease immediately all current discussions and negotiations as of the date of this Agreement regarding any proposal that constitutes, or could reasonably likely constitute, a Seagram Acquisition Proposal, and shall promptly request the return or destruction of all confidential information provided in connection therewith.

(3) Seagram shall use its reasonable best efforts to ensure that its officers, directors and key employees and its subsidiaries and their officers, directors and key employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.5.

(4) Nothing contained in this Section 4.5 shall limit in any way the obligation of Seagram to convene and hold the Seagram Meeting in accordance with Section 2.1 of this Agreement. Nothing in this Section
         4.5 shall permit Seagram to terminate this Agreement (except as specifically provided in Article 6 hereof). Seagram shall not submit to the vote of its shareholders any Seagram Acquisition Proposal other than the transactions contemplated by this Agreement, unless required by Section 137 (in the case of an annual meeting) or Section 143 of the CBCA, provided, however, Seagram will not call any shareholder meeting pursuant to such provisions of the CBCA to consider a Seagram Acquisition Proposal unless the Board of Directors of Seagram receive a written legal opinion that the failure to do so would be in breach of its statutory duties and provided, further, that before the Board of Directors of Seagram calls any such meeting it will consult with Vivendi in order to ensure that the timing, calling and holding of such meeting, to the extent permitted by Law, will not be inconsistent with the completion of the transactions contemplated by this Agreement.


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SECTION 4.6       COVENANTS REGARDING NON-SOLICITATION OF VIVENDI.

(1) Vivendi shall not, directly or indirectly, through any officer or director of Vivendi or any of its subsidiaries, and shall use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, lawyer or accountant) not to, (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information) the initiation of any inquiries or proposals regarding a Vivendi Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Vivendi Acquisition Proposal. None of Vivendi or the Board of Directors of Vivendi shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Seagram the approval or recommendation of the Board of Directors of Vivendi or any committee thereof of the transactions contemplated by this Agreement,
         (ii) approve or recommend, or propose publicly to approve or recommend, any Vivendi Acquisition Proposal or (iii) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or voting agreement related to any Vivendi Acquisition Proposal.

(2) Notwithstanding Section 4.6(1) and any other provision of this Agreement, the Board of Directors of Vivendi shall be permitted to (A) to the extent applicable, comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or applicable French Law to the extent similar to such U.S. regulations with regard to any Vivendi Acquisition Proposal, or make any other disclosure required by applicable Law so long as any such disclosure rejects any Vivendi Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, or take any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction, (B) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Seagram, the approval or recommendation of the transactions contemplated by this Agreement, or
         (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to Vivendi Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (i) the Vivendi Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited written Vivendi Acquisition Proposal and its Board of Directors concludes in good faith that such Vivendi Acquisition Proposal constitutes a Vivendi Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith there is a reasonable likelihood that its Board of Directors, after taking the steps described in clause (C) above, would determine that such Vivendi Acquisition Proposal could reasonably constitute a Vivendi Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (iv) prior to providing any confidential information or data to any Person in connection with a Vivendi Acquisition Proposal by


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
         any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Vivendi notifies Seagram promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers, and thereafter keeps Seagram informed with respect to the status of such inquiries, proposals or offers (including any change to the material terms thereof).

                  Notwithstanding anything to the contrary herein, upon taking any of the actions permitted by clause (B) of Section 4.6(2), Vivendi may, to the extent permitted by applicable Law, convene and hold the Vivendi Meeting as soon as possible and earlier than any then scheduled date. Vivendi shall, and shall cause the officers, directors, representatives and agents of Vivendi and its subsidiaries to, cease immediately all current discussions and negotiations as of the date of this Agreement regarding any proposal that constitutes, or could reasonably likely constitute, a Vivendi Acquisition Proposal, and shall promptly request the return or destruction of all confidential information provided in connection therewith.

(3) Vivendi shall use its reasonable best efforts to ensure that its officers, directors and key employees and its subsidiaries and their officers, directors and key employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.6.

(4) Nothing contained in this Section 4.6 shall limit in any way the obligations of Vivendi to convene and hold the Vivendi Meeting in accordance with Section 2.2 of this Agreement. Nothing in this Section
         4.6 shall permit Vivendi to terminate this Agreement (except as specifically provided in Article 6 hereof). Vivendi shall not submit to the vote of its shareholders any Vivendi Acquisition Proposal other than the transactions contemplated by this Agreement.

SECTION 4.7       COVENANTS REGARDING NON-SOLICITATION OF CANAL.

(1) Canal shall not, directly or indirectly, through any officer or director of Canal or any of its subsidiaries, and shall use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, lawyer or accountant) not to, (i) solicit, initiate, knowingly encourage or otherwise facilitate

         (including by way of furnishing information) the initiation of any inquiries or proposals regarding any Canal Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Canal Acquisition Proposal. None of Canal or the Board of Directors of Canal shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Seagram the approval or recommendation of the Board of Directors of Canal or any committee thereof of the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Canal Acquisition Proposal or
         (iii) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or voting agreement related to any Canal Acquisition Proposal.

(2) Notwithstanding Section 4.7(2) and any other provision of this Agreement, the Board of Directors of Canal shall be permitted to (A) to the extent applicable, comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or applicable French Law to the extent similar to such U.S. regulations with regard to any Canal Acquisition Proposal, or make any other disclosure required by applicable Law so long as any such disclosure rejects any Canal Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, or take any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction, (B) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Seagram, the approval or recommendation of the transactions contemplated by this Agreement, or
         (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to a Canal Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (i) the Canal Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited written Canal Acquisition Proposal and its Board of Directors concludes in good faith that such Canal Acquisition Proposal constitutes a Canal Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that its Board of Directors, after taking the steps described in clause (C) above, would determine that such Canal Acquisition Proposal could reasonably constitute a Canal Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (iv) prior to providing any confidential information or data to any Person in connection with a Canal Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Canal notifies Seagram promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers, and thereafter keeps Seagram informed with respect to the status of such inquiries, proposals or offers (including any change to the material terms thereof).

                  Notwithstanding anything to the contrary herein, upon taking any of the actions permitted by clause (B) of Section 4.7(2), Canal may, to the extent permitted by applicable Law, convene and hold the Canal Meeting as soon as possible and earlier than any then scheduled date. Canal shall, and shall cause the officers, directors, representatives and agents of Canal and its subsidiaries to, cease immediately all current discussions and negotiations as of the date of this Agreement regarding any proposal that constitutes, or could reasonably likely constitute, a Canal Acquisition Proposal, and shall promptly request the return or destruction of all confidential information provided in connection therewith.

(3) Canal shall use its reasonable best efforts to ensure that its officers, directors and key employees and its subsidiaries and their officers, directors and key employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.7.

(4) Nothing contained in this Section 4.7 shall limit in any way the obligations of Canal to convene and hold the Canal Meeting in accordance with Section 2.2 of this Agreement. Nothing in this Section
         4.7 shall permit Canal to terminate this Agreement (except as specifically provided in Article 6 hereof). Canal shall not submit to the vote of its shareholders any Canal Acquisition Proposal other than the transactions contemplated by this Agreement.

SECTION 4.8       ACCESS TO INFORMATION.

(1) Subject to Section 4.8(2) and applicable Laws, upon reasonable notice, Seagram, on the one hand, and Vivendi and Canal, on the other hand, shall (and shall cause each of its subsidiaries to) afford the other party's officers, employees, counsel, accountants and other authorized representatives and advisors ("REPRESENTATIVES") access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its and its subsidiaries' properties, books, contracts and records as well as to its management personnel, and, during such period, Seagram, on the one hand, and Vivendi and Canal, on the other hand, shall (and shall cause each of its subsidiaries to) furnish promptly to the other party all information concerning its and its subsidiaries' businesses, properties and personnel as such other party may reasonably request, in each case subject to confidentiality obligations and other protection of proprietary information. Subject to Section 4.8(2) and applicable Laws, upon reasonable notice, Seagram, on the one hand, and Vivendi and Canal, on the other hand, shall afford the other party's Representatives the opportunity, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or termination of this Agreement, to speak to appropriate management personnel as such other party may reasonably request, without materially interfering with their other responsibilities. In addition, subject to applicable Law, during the Pre-Effective Date Period, the Chief Executive Officer of Seagram will be provided with reasonable notice of meetings of Vivendi's and Canal's Board of Directors and may attend any such meetings.

(2) Each of Vivendi, Canal and Seagram acknowledges that certain information provided to it under Section 4.8(1) above will be non-public and/or proprietary in nature (the "INFORMATION") and will be subject to the terms of the Confidentiality Agreement and Section 4.8(1). For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement, provided that the Confidentiality Agreement, shall apply to each of the parties hereto and Section 4.8(1) shall terminate at the Effective Time notwithstanding anything to the contrary contained therein.

SECTION 4.9       INDEMNIFICATION.

         From and after the Effective Time, Vivendi and Seagram jointly and severally shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Seagram and its subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Seagram pursuant to Seagram's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Seagram and its subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement) and (ii) include and cause to be maintained in effect in Seagram's (or any successor's) articles of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current articles of incorporation and bylaws of Seagram as of the date of this Agreement and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Seagram (provided that Vivendi and Seagram (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time;

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provided, however, that in no event shall Vivendi be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Seagram for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, Vivendi shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Vivendi and Seagram under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.9 applies shall be third party beneficiaries of this Section 4.9).

SECTION 4.10      SAFE INCOME.

         Seagram shall arrange for a "safe income tuck-in" transaction (the "TUCK-IN") or another form of safe income access transaction, to be offered to any Shareholder with respect to its shares of Seagram provided that:

         (a)      only two forms of transaction will be permitted;

         (b) such transaction is to be completed in accordance with applicable Laws prior to the Effective Date, or on the Effective Date but prior to the Effective Time so long as Vivendi, acting reasonably, agrees to such timing;

         (c)      such transaction must be accomplished in a manner that

                  (i) provides for (A) the payment by each applicable Shareholder of any material (or, if required by any regulatory authority, all) costs and expenses incurred in connection with such transaction by Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them, and (B) an indemnity in favor of Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them by the Shareholder and any vendor (each, a "VENDOR") of Shares beneficially owned by such Shareholder from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, taxes (including, without limitation, federal or provincial taxes on income, property, capital, sales, goods and services, and excise duties, and any interest and penalties with respect thereto, whether or not such taxes have been assessed or reassessed as at the date of such transaction), costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "LIABILITIES") suffered or incurred by Seagram, Vivendi, Vivendi Holdings and Vivendi Exchangeco or any corporation acquired by any of them in such transaction (each, a "SUBCO") (and their directors, officers, employees and agents), the whole to be computed on an after-tax basis, as a result of or arising directly or indirectly out of or in respect of or in connection with: (A) any breach by each such Shareholder or Vendor of any representation, warranty, obligation or covenant of the Shareholder or Vendor to Seagram; (B) any Liability sustained, incurred, assumed or acquired by any Subco on or before, or related to any matter occurring on or before, the completion of such transaction; and (C) any Liability which would not have been sustained, suffered or incurred by (or which would not have been asserted, threatened, or be pending against) Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings but for the transaction including, without limitation, all Liabilities which are assumed or incurred by any of Subco or Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings directly or indirectly in respect of such transactions; and

                  (ii) does not entail any delay in completing the Arrangement, to Seagram, Vivendi or their respective subsidiaries or shareholders; and

         (d) the terms and conditions of such transaction must be satisfactory to Vivendi and Seagram, acting reasonably, and must include representations and warranties which are satisfactory to Vivendi, acting reasonably, and an indemnity from each applicable Shareholder and any Vendor which is in form and substance satisfactory to Vivendi, acting reasonably.

         In the event that the terms and conditions of such transaction are not satisfactory to Vivendi, acting reasonably, or the Quebec Securities Commission or any other securities regulatory authority in Canada or a court pursuant to section 204 of the Canada Business Corporations Act refuses to grant any relief required in connection with any such transaction, Vivendi will use its reasonable best efforts, for a period not to exceed 15 Business Days, to assist Seagram in structuring such a transaction in a manner satisfactory to Vivendi, acting reasonably.

         In the event that the terms and conditions of such transaction are not satisfactory to Vivendi, acting reasonably, and no alternative transaction can be agreed upon as aforesaid where Vivendi has used its reasonable best efforts as aforesaid, this shall not affect the completion of the Arrangement or the other transactions contemplated by this Agreement.


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
                                    ARTICLE 5
                                   CONDITIONS

SECTION 5.1       MUTUAL CONDITIONS PRECEDENT.

         The respective obligations of the parties hereto to complete the Arrangement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of Vivendi on behalf of the Vivendi Parties and Sofiee, Canal and Seagram:

         (a) the Arrangement shall have been approved at the Seagram Meeting by not less than two-thirds of the votes cast by the Seagram Shareholders who are represented at the Seagram Meeting;

         (b) the Arrangement shall have been approved at the Seagram Meeting in accordance with any conditions in addition to those set out in Section 5.1(a) which may be imposed by the Interim Order;

         (c) the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Seagram, Vivendi and Canal, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

         (d) the Vivendi Resolution shall have been approved at the Vivendi Meeting by not less than two-thirds of the votes cast by the Vivendi Shareholders who are represented at the Vivendi Meeting, and the Canal Resolution shall have been approved at the Canal Meeting by not less than two-thirds of the votes cast by the Canal Shareholders who are represented at the Canal Meeting;

         (e) the Sofiee Merger and the other Vivendi/Canal Transactions shall have been completed in accordance with the Vivendi/Canal Agreements, in each case immediately prior to the closing of the Plan of Arrangement;

         (f) there shall not be in force any final and non-appealable injunction, order or decree issued by a court or other Governmental Entity of competent jurisdiction restraining or enjoining the consummation of the transactions contemplated by this Agreement;

         (g) the Vivendi Shares to be issued in connection with the Arrangement and such other Vivendi Shares to be reserved for issuance in connection with the Arrangement (including those underlying the Vivendi ADSs to be issued from time to time upon the exchange of Exchangeable Shares) shall have been approved for listing on the PSE such listing to be effective as of the Effective Time, subject to the filing of required documentation, notice of issuance and/or other usual requirements, and the Vivendi ADRs and the Vivendi ADSs to be issued under the Arrangement or to be issued from time to time upon the exchange of Exchangeable Shares shall have been approved for listing on the NYSE or NASDAQ, as applicable (subject only to notification of issuance);

         (h) the Vivendi ADRs and Vivendi ADSs shall have been registered under the Exchange Act and approved for listing by the NYSE or NASDAQ, such listing to be effective as of the Effective Time;

         (i) the Exchangeable Shares shall have been conditionally approved for listing on the TSE (subject only to the filing of required documentation), such listing to be effective as of the Effective Time; and

         (j) the Regulatory Approvals shall have been obtained or satisfied or, if applicable, the related waiting period shall have expired; provided, however, that a party shall not be entitled to rely on this closing condition where the failure of such party or any of its affiliates to fulfill its obligations pursuant to this Agreement has been the cause of or shall have resulted in, the failure to obtain the foregoing.

SECTION 5.2 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE VIVENDI PARTIES, SOFIEE AND CANAL.

(1) The obligations of the Vivendi Parties, Sofiee and Canal to complete the Arrangement shall also be subject to the satisfaction of each of the following conditions precedent (each of which is for the Vivendi Parties', Sofiee's and Canal's exclusive benefit and may be waived by Vivendi, on behalf of the Vivendi Parties, Sofiee or Canal, as the case may be):

         (a) Seagram shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Date, and Vivendi and Canal shall have received a certificate of a senior executive officer and a senior financial officer of Seagram to such effect;

         (b) (i) the representations and warranties of Seagram set forth in this Agreement that are qualified by Material Adverse Effect shall be true and correct, (ii) the representations and warranties of Seagram not so qualified (other than those contained in Section 3.1(b)) shall be true and correct (except where the failure of any such representation and warranty referred to in this clause (ii) to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect on Seagram), and (iii) the representations and warranties of Seagram contained in

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                  Section 3.1(b) shall be true and correct in all material
                  respects, in each case as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except in the case of representations and warranties that speak as of another date, in which case only with reference to such other date), and the Vivendi Parties, Sofiee and Canal shall have received a certificate of a senior executive officer and a senior financial officer of Seagram to such effect;

         (c) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Seagram which has not been cured; and

         (d) the holders of Seagram Common Shares representing in excess of 9.9% of the outstanding Seagram Common Shares shall not have exercised dissent or similar rights in connection with the Arrangement.

(2) None of the Vivendi Parties, Sofiee and Canal may rely on the failure to satisfy any of the above conditions precedent if the condition precedent would have been satisfied but for a material default by any Vivendi Party, Sofiee or Canal in complying with its obligations hereunder.

SECTION 5.3    ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SEAGRAM.

(1) The obligations of Seagram to complete the Arrangement shall also be subject to the satisfaction of each of the following conditions precedent (each of which is for the exclusive benefit of Seagram and may only be waived by Seagram):

         (a) each of the Vivendi Parties, Sofiee and Canal shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Date, and Seagram shall have received a certificate of a senior executive officer and a senior financial officer of each of Vivendi, in respect of the Vivendi Parties, Sofiee and Canal to such effect;

         (b) (i) the representations and warranties of the Vivendi Parties, Sofiee and Canal set forth in this Agreement that are qualified by Material Adverse Effect shall be true and correct, (ii) the representations and warranties of the Vivendi Parties, Sofiee and Canal not so qualified (other than those contained in Section 3.2(1)(a)(ii), 3.2(1)(b) and 3.2(2)(b)) shall be true and correct (except where the failure of any such representation and warranty referred to in this clause (ii) to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect on Vivendi or Canal), and (iii) the representations and warranties of the Vivendi Parties, Sofiee and Canal contained in Section 3.2(1)(a)(ii), 3.2(1)(b) and 3.2(2)(b) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except in the case of representations and warranties that speak as of another date, in which case only with reference to such other date), and Seagram shall have received a certificate of a senior executive officer and a senior financial officer of each of Vivendi in respect of the Vivendi Parties, Sofiee and Canal to such effect;

         (c) the Vivendi Voting Rights relating to the Exchangeable Shares shall entitle the beneficiaries thereof to have one vote per such Vivendi Voting Right on the same basis and in the same circumstances as one Vivendi Share;

         (d) the Board of Directors of each Vivendi Party, Sofiee and Canal shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Vivendi Parties, Sofiee and Canal to permit the consummation of the transactions contemplated by this Agreement;

         (e) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Vivendi or Canal which has not been cured;

         (f) the orders referred to in Section 2.8(1) shall have been obtained and the Exchangeable Shares shall have been conditionally approved for listing as of the Effective Time on the TSE;

         (g) Seagram shall have received a written opinion, dated as of the Effective Date, from (i) Simpson Thacher & Bartlett, counsel to Seagram, to the effect that the transactions contemplated by this Agreement will be treated for U.S. income tax purposes as constituting a transaction described in Section 351 of the Code and that no gain or loss will be recognized by U.S. shareholders of Seagram who exchange their shares of Seagram for Vivendi ADSs (it being understood that the Vivendi Parties, Sofiee, Canal and Seagram shall provide customary representations upon which such tax counsel shall be entitled to rely in rendering such opinion) and (ii) Osler, Hoskin & Harcourt LLP, counsel to Seagram, to the effect that (A) Canadian resident holders of Seagram Common Shares who elect to receive Exchangeable Shares pursuant to the Plan of Arrangement and who make a valid election under subsection 85(1) or 85(2) of the Canadian Tax Act will not generally recognize gain or loss for purposes of the Canadian Tax Act and (B) the Exchangeable Shares will not, at the date of issue, be "foreign property" for purposes of the Canadian Tax Act; and

         (h) the Sofiee Resolution, including the election of the Seagram Designees to the Board of Directors of the surviving entity of the Sofiee Merger and the adoption of the Vivendi By-Laws, shall have been approved.


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
(2) Seagram may not rely on the failure to satisfy any of the above conditions precedent if the condition precedent would have been satisfied but for a material default by Seagram in complying with its obligations hereunder.

SECTION 5.4       NOTICE AND CURE PROVISIONS.

(1) The Vivendi Parties, Sofiee and Canal, on the one hand, and Seagram, on the other hand, will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

         (a) cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate such that the conditions set forth in Section 5.2(b) or 5.3(b), as applicable, would not be satisfied as of the Effective Date; or

         (b) result in the failure to comply with or satisfy any covenant or agreement to be complied with such that the conditions set forth in Section 5.2(a) or 5.3(a), as applicable, would not be satisfied as of the Effective Date.

(2) None of the Vivendi Parties, Sofiee, Canal or Seagram may rely upon any conditions precedent contained in Sections 5.1, 5.2 or 5.3, or exercise any termination right arising therefrom (except by the Vivendi Parties or Canal in respect of a breach of Sections 4.5 or by Seagram in respect of a breach of Section 4.6 or 4.7) unless forthwith and in any event prior to the filing of the Articles of Arrangement for acceptance by the Director, the Vivendi Parties, Sofiee and Canal, on the one hand, or Seagram, on the other hand, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Vivendi Parties, Sofiee and Canal, on the one hand, and Seagram, on the other hand, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Seagram, on the one hand, or the Vivendi Parties, Sofiee and Canal, on the other hand, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured (for greater certainty, except by way of disclosure in the case of representations and warranties), the other may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 60 days from such notice. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect on the curing party, this Agreement may not be terminated as a result of the cured breach.


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SECTION 5.5       SATISFACTION OF CONDITIONS.

         The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Vivendi, Canal and Seagram, a certificate of arrangement in respect of the Arrangement is issued by the Director.


                                    ARTICLE 6
                            AMENDMENT AND TERMINATION

SECTION 6.1       AMENDMENT.

         This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Seagram Meeting, the Vivendi Meeting or the Canal Meeting but not later than the Effective Date, be amended by mutual written agreement of Vivendi (on behalf of the Vivendi Parties and Sofiee), Canal and Seagram, and any such amendment may, subject to applicable Laws and the Interim Order, without limitation:

         (a) change the time for performance of any of the obligations or acts of the parties;

         (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

         (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or

         (d) waive compliance with or modify any conditions precedent herein contained;

provided, however, any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

SECTION 6.2       TERMINATION.

(1) This Agreement may be terminated by Vivendi or Canal if Seagram shall be in material breach of any of its covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 5.2(1)(a) and (B) has not been cured in accordance with Section 5.4.

(2) This Agreement may be terminated by Seagram if the Vivendi Parties, Sofiee or Canal shall be in material breach any of its covenants or other agreements contained in this

         Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 5.3(1)(a) and (B) has not been cured in accordance with Section 5.4.

(3) This Agreement may be terminated at any time prior to the Effective Date, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented at the Vivendi Meeting, the Canal Meeting or the Seagram Meeting:

         (a) by the mutual agreement of Seagram and Vivendi (for greater certainty, without further action on the part of the Seagram Shareholders, Canal Shareholders or the Vivendi Shareholders if terminated after the holding of the Seagram Meeting, Canal Meeting or the Vivendi Meeting, as applicable);

         (b) by either Seagram, Canal or Vivendi if any Governmental Entity shall have passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining any Vivendi Party, Sofiee, Canal or Seagram from consummating the transactions contemplated by this Agreement is entered by a court of competent jurisdiction and such injunction, order or decree shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 6.2(3)(b) shall not be available to the party seeking to terminate if any action of such party or its affiliates or the failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in such impediment to the Closing having been imposed or having failed to be lifted;

         (c) by Vivendi if (A) the Board of Directors of Seagram shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to the Vivendi Parties or Canal its approval or recommendation of this Agreement or the transactions contemplated by this Agreement (it being understood and agreed that a communication by the Board of Directors of Seagram to the Seagram Shareholders pursuant to Rule 14d-9(f)(3) of the Exchange Act, or any similar type of communication to the Seagram Shareholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the transactions contemplated by this Agreement) or (B) the Board of Directors of Seagram shall have approved or recommended any Seagram Acquisition Proposal;

         (d) by Seagram if (A) the Board of Directors of Vivendi or Canal shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to Seagram its approval or recommendation of this Agreement or the transactions contemplated by this Agreement or (B) the Board of Directors of Vivendi or Canal shall have approved or recommended any Vivendi Acquisition Proposal or any Canal Acquisition Proposal, as the case may be;

         (e) by Seagram or Vivendi if the Seagram Shareholder approval shall not have been obtained by reason of the failure to obtain the vote required by the Interim Order at the Seagram Meeting or any adjournment thereof at which the vote was taken;

         (f) by Vivendi, Canal or Seagram if the Vivendi Resolution shall not have been obtained by reason of the failure to obtain the required vote at the Vivendi Meeting or any adjournment thereof at which the vote was taken or if the Canal Resolution shall not have been obtained by reason of the failure to obtain the required vote at the Canal Meeting or any adjournment thereof at which the vote was taken;

         (g)      by Seagram if the Vivendi/Canal Agreements are terminated; or

         (h) by Seagram if a Vivendi Acquisition Proposal is consummated or a Canal Acquisition Proposal is consummated in each case, prior to the Effective Date.

(4) If the Effective Date does not occur on or prior to the Outside Date, then, unless otherwise agreed in writing by the parties, either Vivendi, Canal or Seagram may terminate this Agreement, provided that in the event that the conditions set forth in Section 5.1(j) above shall not have been satisfied by that date, either Vivendi, Canal or Seagram may unilaterally extend the Outside Date until June 19, 2001 upon written notice to the other by March 12, 2001, in which case the Outside Date shall be deemed for all purposes to be June 19, 2001, provided that the right to terminate this Agreement pursuant to this
         Section 6.2(4) shall not be available to the party seeking to terminate if any action of such party or its affiliates or the failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in the conditions contained in Sections 5.1 and
         Section 5.2 or 5.3 (as applicable) not having been satisfied prior to the Outside Date.

(5) If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no party shall have any further liability hereunder except as provided in Section 6.3 and as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 6.2(5) shall relieve any party from any liability for any willful and material breach by it of this Agreement.


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
SECTION 6.3       TERMINATION AND OTHER FEES.

(1)      If:

         (a) Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(c) or pursuant to Section 6.2(1) as a result of a breach by Seagram of Section 4.5; or

         (b) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(e) and (x) a Seagram Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or shareholders of Seagram after the date of this Agreement and prior to the Seagram Meeting and (y) Seagram enters into a definitive agreement with respect to a Seagram Acquisition Proposal, or a Seagram Acquisition Proposal is otherwise consummated (for purposes of this Section 6.3(1)(b)(y), the term "Seagram Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that references to "20%" therein shall be deemed to be references to "40%"), after the date hereof and prior to the expiration of 12 months following termination of this Agreement;

         then in any such case Seagram shall pay to Vivendi $800 million (the "SEAGRAM FEE") less any amount paid pursuant to Section 6.3(1)(c) below in immediately available funds to an account designated by Vivendi. Such payment shall be due (A) in the case of a termination specified in clause (a), within one Business Day after written notice of termination by Vivendi or (B) in the case of a termination specified in clause (b), on the date of execution of such agreement or, if earlier, consummation of such transaction. Seagram shall not be obligated to make more than one payment pursuant to the foregoing provisions of this Section 6.3(1).

         (c) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(e) and Seagram is not obligated to pay the Seagram Fee at the time of termination, Seagram shall reimburse Vivendi for all of its out-of-pocket documented expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation the preparation, printing, filing and mailing of its Circular and the solicitation of its shareholder approval and all other matters related to the transactions contemplated hereby (collectively, "EXPENSES") in immediately available funds to an account designated by Vivendi up to a maximum reimbursement of $25 million. Such reimbursement shall be due within one Business Day after this Agreement is terminated.

(2)      If:

         (a) Seagram shall terminate this Agreement pursuant to Section 6.2(3)(d) or pursuant to Section 6.2(2) as a result of a breach by Vivendi of Section 4.6 or a breach by Canal of
                  Section 4.7;

         (b) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(f) and (x) a Vivendi Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or shareholders of Vivendi after the date of this Agreement and prior to the Vivendi Meeting and (y) Vivendi enters into a definitive agreement with respect to such Vivendi Acquisition Proposal (or a Vivendi Acquisition Proposal with the Person or an affiliate thereof making such Vivendi Acquisition Proposal or any other Person who shall have made a Vivendi Acquisition Proposal within 90 days of such Person's Vivendi Acquisition Proposal (any such other Person, a "VIVENDI ALTERNATIVE PERSON")) or such Vivendi Acquisition Proposal (or a Vivendi Acquisition Proposal with the Person making such Vivendi Acquisition Proposal or an affiliate thereof or with a Vivendi Alternative Person or any affiliate thereof) is otherwise consummated, after the date hereof and prior to the expiration of 12 months following termination of this Agreement;

         (c) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(f) and (x) a Canal Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or shareholders of Canal by any Person after the date of this Agreement and prior to the Canal Meeting and (y) Canal enters into a definitive agreement with respect to such Canal Acquisition Proposal (or a Canal Acquisition Proposal with the Person or an affiliate thereof making such Canal Acquisition Proposal or any other Person who shall have made a Canal Acquisition Proposal within 90 days of such Person's Canal Acquisition Proposal (any such other Person, a "CANAL ALTERNATIVE PERSON")) or such Canal Acquisition Proposal (or a Canal Acquisition Proposal with the Person making such Canal Acquisition Proposal or an affiliate thereof or with a Canal Alternative Person or an affiliate thereof) is otherwise consummated, after the date hereof and prior to the expiration of 12 months following termination of this Agreement; or

         (d) (i) Seagram shall terminate this Agreement pursuant to Section 6.2(2) as a result of a breach by a Vivendi Party, Sofiee or Canal of Section 4.4(a)(ii) or (ix) or Section 4.4(c) or (ii) Seagram, Vivendi or Canal shall terminate this Agreement pursuant to Section 6.2(4) and, at the time of such termination, the condition set forth in Section 5.1(h) or
                  Section 5.3(c) shall not have been satisfied or the Regulatory Approvals listed in Part B of Schedule G shall not have been obtained;

         then in the case of a termination specified in clauses (a), (b) or (c) Vivendi shall pay to Seagram $800 million (the "VIVENDI FEE") less any amount paid pursuant to Section 6.3(2)(e) below or in the case of a termination specified in clause (d) $50 million. Such payment shall be due (A) in the case of a termination specified in clause (a) or clause
         (d), within one Business Day after written notice of termination by Seagram or (B) in the case of a termination specified in clause (b) or clause (c), on the date of execution of such agreement or, if earlier, consummation of such transaction. Vivendi shall not be obligated to make more than one payment pursuant to the foregoing provisions of this
         Section 6.3(2).

         (e) either Seagram, Vivendi or Canal shall terminate this Agreement pursuant to Section 6.2(3)(f) and Vivendi is not obligated to pay the Vivendi Fee at the time of termination, Vivendi shall reimburse Seagram for all of its Expenses in immediately available funds to an account designated by Seagram up to a maximum reimbursement of $25 million. Such reimbursement shall be due within one Business Day after this Agreement is terminated.

SECTION 6.4       REMEDIES.

         The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties (subject to Section 6.2(5) above).

                                    ARTICLE 7
                                     GENERAL

SECTION 7.1       NOTICES.

         All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given and received
         (i) on the date of delivery, if delivered personally or (ii) upon confirmation of transmission by the sender's fax machine, if delivered by facsimile, in each case addressed to the particular party at:

         (a)      If to a Vivendi Party, at:

                           Vivendi S.A.
                           42, avenue de Friedland
                           75380 Paris Cedex 08
                           France
                           Attention:                Guillame Hannenzo
                           Telecopier No.:           33-1-71-71-14-14

                  with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019-7475
                           Attention:                Faiza J. Saeed
                           Telecopier No.:           (212) 474-3700

                           Bredin Prat
                           130 rue du Faubourg Saint-Honore
                           75008 Paris
                           Attention:                Jean-Francois Prat
                           Telecopier No.:           31-1-42-89-10-73

                           Blake, Cassels & Graydon LLP
                           Box 25, Commerce Court West
                           199 Bay Street, 28th Floor
                           Toronto, Ontario, Canada
                           M5L 1A9
                           Attention:                Alan Bell
                           Telecopier No.:           (416) 863-2653

         (b)      If to Seagram at:

                           The Seagram Company Ltd.
                           c/o Joseph E. Seagram & Sons, Inc.
                           375 Park Avenue
                           New York, NY 10152
                           Attention:                Brian C. Mulligan
                           Telecopier No.:           (212) 572-8980

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY 10017-3954
                           Attention:                John G. Finley
                                                     Brian M. Stadler
                           Telecopier No.:           (212) 455-2502

                           Gide Loyrette Nouel
                           26, Cours Albert 1er
                           75008 Paris
                           France
                           Attention:                Youssef Djehane
                           Telecopier No.:           33-1-43-59-37-79

                           Osler Hoskin & Harcourt
                           1 First Canadian Place
                           P.O. Box 50
                           Toronto, Ontario, Canada
                           M5X 1B8
                           Attention:                Clay Horner
                           Telecopier No.:           (416) 862-6666

         (c)      If to Canal at:

                           Canal Plus S.A.
                           85/89 Quai Andre-Citroen
                           75711 Paris Cedex 15
                           France
                           Attention:                Pierre Lescure
                                                     Marc-Andre Feffer
                           Telecopier No.:           33-1-40-60-70-50
                  with a copy to:

                           Cleary, Gottlieb, Steen &  Hamilton
                           41, Avenue de Friedland
                           75008 Paris
                           France
                           Attention:                Laurent Cohen-Tanugi
                           Telecopier No.:           01-45-63-66-37

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

SECTION 7.2       ASSIGNMENT.

         No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

SECTION 7.3       BINDING EFFECT.

         This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and no third party shall have any rights hereunder.

SECTION 7.4       WAIVER AND MODIFICATION.

         Seagram, on the one hand, and Vivendi on its behalf and on behalf of the Vivendi Parties, Sofiee and Canal, on the other hand, may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

SECTION 7.5       FURTHER ASSURANCES.

         Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

SECTION 7.6       EXPENSES.

(1) Subject to Section 6.3, the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

(2) Seagram represents and warrants to Vivendi that, except for amounts to be paid to those financial advisers referred to in Section 3.1(c)(iii) by Seagram, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission from Seagram or any subsidiary of Seagram in connection with the transactions contemplated hereby or by the Arrangement.

SECTION 7.7       PRESS RELEASES.

         Vivendi, Canal and Seagram agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable best efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable best efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly the news release in the agreed form with respect to this Arrangement as soon as practicable following the execution of this Agreement. Vivendi, Canal and Seagram also agree to consult with each other in preparing and making any filings and communications in connection with any Regulatory Approvals or other regulatory approvals and in seeking any third party consents under leases, joint ventures or other agreements.

SECTION 7.8       GOVERNING LAWS.

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

SECTION 7.9       TIME OF ESSENCE.

         Time shall be of the essence in this Agreement.

SECTION 7.10      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF the parties hereto have executed this Merger Agreement as of the date first written above.

VIVENDI S.A.


By:        /s/ Jean-Marie Messier
           -----------------------------------------
           Name: Jean-Marie Messier
           Title:  Chairman & Chief Executive Officer


3744531 CANADA INC.


By:        /s/ Jean-Marie Messier
           -----------------------------------------
           Name: Jean-Marie Messier
           Title: Authorized Signing Officer


CANAL PLUS S.A.

By:        /s/ Pierre Lescure
           -----------------------------------------
           Name:  Pierre Lescure
           Title:   Chief Executive Officer


SOFIEE S.A.

By:        /s/ Jean-Marie Messier
           -----------------------------------------
           Name: Jean-Marie Messier
           Title: Authorized Signing Officer


THE SEAGRAM COMPANY LTD.

By:        /s/ Edgar Bronfman, Jr.
           -----------------------------------------
           Name: Edgar Bronfman, Jr.
           Title:  President & Chief Executive Officer

                                   SCHEDULE G

                              REGULATORY APPROVALS



PART A - CANADA

- expiration or earlier termination of the waiting period under Part IX of the Competition Act (Canada) and receipt of an advance ruling certificate ("ARC") pursuant to the Competition Act (Canada) or, in the alternative to an ARC, a no action letter from the Commissioner of Competition

- determination by the Minister of Industry and the Minister of Canadian Heritage under the Investment Canada Act and applicable policies that the Arrangement is of "net benefit to Canada" for purposes of such Act on terms and conditions satisfactory to Vivendi, acting reasonably

- exemption orders from the provincial securities regulators from the registration and prospectus requirements with respect to the Exchangeable Share structure, including nue propriete and safe income transactions and exemption from the court under Section 204 of the CBCA for safe income transactions.

- conditional approval for the listing of the Exchangeable Shares on The Toronto Stock Exchange


PART B - FRANCE

- approval of the COB to the publication of the Vivendi Circular and of the COB and PSE to the listing of the additional Vivendi Shares to be issued on the Effective Date and related matters

- the filing of a registration statement issued in connection with the transactions related to the Arrangement with the COB and the approval
         (visa) of such registration statement by the COB


PART C - UNITED STATES

- expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976

- effectiveness of the registration statement on Form F-4, in which each of the Seagram Circular, the Canal Circular and the Vivendi Circular will be included as a prospectus, regarding the Vivendi Securities related thereto

-        compliance with the applicable requirements of U.S. state blue sky laws

-        any other compliance with any applicable requirements of the U.S.
         Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, each as amended

- approval of the NYSE or NASDAQ for the listing of the Vivendi ADSs, to be issued on the Effective Date and to be provided from time to time upon exchange of the Exchangeable Shares or the exercise of the Seagram Options (subject to notice of issuance)


PART D - EU/GENERAL

- confirmation by way of a decision from the Commission of the European Union under Regulation 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Sofiee Merger and the transactions contemplated by this Agreement and any matters arising therefrom are compatible with the common market;

- compliance with other laws regulating competition, antitrust, investment or exchange controls (as appropriate) on terms and conditions satisfactory to Vivendi and Canal, acting reasonably, or Vivendi and Canal obtaining confirmation on terms satisfactory to it that the transactions referred to in this Agreement or any matter relating thereto will not be referred to such authorities.


                                       G-2